Exhibit 4.3
[EXECUTION COPY]

CREDIT AGREEMENT

$12,000,000

among

20/20 TECHNOLOGIES, INC.
20/20 TECHNOLOGIES I, LLC
CENTREPATH, INC.
FRONTRUNNER NETWORK SYSTEMS, CORP.
GLOBAL CAPACITY GROUP, INC.
and
NEXVU TECHNOLOGIES, LLC
as Borrowers

CAPITAL GROWTH SYSTEMS, INC.
and
MAGENTA NETLOGIC LIMITED
as Guarantors

and

CAPITAL GROWTH SYSTEMS, INC.
as Funds Administrator

from

HILCO FINANCIAL, LLC,
as Lender

Dated as of January 19, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	General Definitions	1
1.2	Accounting Terms and Determinations	20
1.3	Other Interpretive Provisions	20

ARTICLE 2 LOANS		21
2.1	Commitment; Delivery of Note.	21
2.2	Borrowing Mechanics.	21
2.3	Voluntary and Mandatory Payment of Loans; Termination of Commitment	22
2.4	Payments and Computations	23
2.5	Maintenance of Account	24
2.6	Statement of Account	24
2.7	Withholding and Other Taxes	24
2.8	Letters of Credit.	26

ARTICLE 3 INTEREST, FEES AND EXPENSES		28
3.1	Interest on Loans	28
3.2	Interest After Event of Default	28
3.3	Fees	28
3.4	Reimbursement of Expenses	29
3.5	Letter of Credit Fee.	29
3.6	Authorization to Charge Borrowers’ Account	29
3.7	Indemnification in Certain Events	29
3.8	Calculations and Determinations	29

ARTICLE 4 CONDITIONS PRECEDENT		30
4.1	Conditions to Initial Credit Event	30
4.2	Conditions to Each Credit Event	31

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		31
5.1	Organization and Qualification	31
5.2	Solvency	32
5.3	Rights in Collateral; Priority of Liens	32
5.4	No Conflict	32
5.5	Enforceability	32
5.6	Consents	32
5.7	Financial Data	33
5.8	Locations of Officers, Records and Inventory	33
5.9	Fictitious Business Names	33
5.10	Subsidiaries	33
5.11	No Judgments or Litigation	34
5.12	No Defaults	34
5.13	Labor Matters	34
5.14	Compliance with Law	34
5.15	ERISA	35
5.16	Intellectual Property	35
5.17	Licenses and Permits	35
5.18	Title to Property	35
5.19	Investment Company	35

5.20	Taxes and Tax Returns	35
5.21	Status of Accounts	36
5.22	Material Contracts	36
5.23	Affiliate Transactions	37
5.24	Accuracy and Completeness of Information	37
5.25	Recording Taxes	37
5.26	No Adverse Change or Event	37
5.27	Additional Adverse Facts	37
5.28	Foreign Assets Control Regulations and Anti-Money Laundering. OFAC.	37
5.29	Patriot Act	38

ARTICLE 6 AFFIRMATIVE COVENANTS		38
6.1	Financial Information	38
6.2	Inventory	40
6.3	Corporate Existence	40
6.4	ERISA	40
6.5	Books and Records	41
6.6	Collateral Records	41
6.7	Security Interests	41
6.8	Insurance; Casualty Loss.	42
6.9	Credit Party Taxes	43
6.10	Compliance With Laws	43
6.11	Use of Proceeds	44
6.12	Fiscal Year	44
6.13	Notification of Certain Events	44
6.14	Intellectual Property	45
6.15	Maintenance of Property	45
6.16	Further Assurances	45

ARTICLE 7 NEGATIVE COVENANTS		45
7.1	Financial Covenants.	45
7.2	No Additional Indebtedness	45
7.3	No Liens; Judgments	46
7.4	No Sale of Assets	47
7.5	No Corporate Changes	47
7.6	No Guaranties	47
7.7	No Restricted Payments	48
7.8	No Investments	48
7.9	No Affiliate Transactions	48
7.10	Limitation on Transactions Under ERISA	49
7.11	No Additional Bank Accounts	49
7.12	Material Amendments of Material Contracts	49
7.13	Additional Restrictive Covenants	49
7.14	No Additional Subsidiaries	49
7.15	Limitation on Derivative Transactions	50
7.16	Related Documents.	50
7.17	OFAC	50

ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES		50

8.1	Events of Default	50
8.2	Acceleration and Cash Collateralization	52
8.3	Remedies	52

ARTICLE 9 MISCELLANEOUS		53
9.1	SUBMISSION TO JURISDICTION; WAIVERS	53
9.2	JURY TRIAL	54
9.3	GOVERNING LAW	54
9.4	Delays; Partial Exercise of Remedies	54
9.5	Notices	54
9.6	Assignability by Lender	55
9.7	Confidentiality	56
9.8	Indemnification; Expenses	56
9.9	Entire Agreement	57
9.10	Amendments, Etc	57
9.11	Non-liability of Lender	57
9.12	Counterparts	57
9.13	Effectiveness; Successors and Assigns	57
9.14	Severability	57
9.15	Headings Descriptive	58
9.16	Maximum Rate	58
9.17	Right of Setoff	58
9.18	Rights Cumulative	58
9.19	Patriot Act Notice	59
9.20	Joint and Several Liability of Borrowers.	59
9.21	Funds Administrator.	59

ARTICLE 10 GUARANTY		60
10.1	Guaranty.	60
10.2	Guaranty Absolute.	61
10.3	Waiver.	62
10.4	Continuing Guaranty.	62
10.5	Maximum Liability.	62
10.6	Subordination.	62
10.7	Subrogation.	63

ANNEXES

ANNEX I	Closing Document List

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Compliance Certificate

SCHEDULES

SCHEDULE 1.1(A)	Rollover Subordinated Notes
SCHEDULE 1.1(B)	Rollover Warrants
SCHEDULE 5.1	Jurisdictions Qualified to Do Business
SCHEDULE 5.8	Principal Places of Business; Chief Executive Offices; Locations of Books and Records; Other Locations of Collateral
SCHEDULE 5.9	Prior Names; Fictitious Business Names
SCHEDULE 5.10	Subsidiaries
SCHEDULE 5.11	Outstanding Judgments; Orders; Waivers
SCHEDULE 5.12	Certain Defaults and Disputes
SCHEDULE 5.14	Violations and Failures to Comply with Requirements of Law; Environmental Matters
SCHEDULE 5.15	ERISA Matters
SCHEDULE 5.17	Licenses and Permits
SCHEDULE 5.18	Real Estate
SCHEDULE 5.20	Tax Matters
SCHEDULE 5.22	Material Contracts
SCHEDULE 5.23	Affiliate Transactions
SCHEDULE 5.27	Additional Adverse Facts
SCHEDULE 7.2	Existing Indebtedness
SCHEDULE 7.3	Existing Lien
SCHEDULE 7.8	Existing Investments
SCHEDULE 7.11	Bank Accounts

CREDIT AGREEMENT

Dated as of January 18, 2007

Borrowers, Guarantors, Funds Administrator and Lender agree as follows (with certain terms used herein being defined in Article 1):

ARTICLE 1

DEFINITIONS

1.1 General Definitions. As used herein, the following terms have the meanings herein specified:

“20/20 Inc.” means 20/20 Technologies, Inc., a Delaware corporation

“20/20 LLC” means 20/20 Technologies I, LLC, a Delaware limited liability company.

“20/20 Inc. Pledge Agreement” means the Stock Pledge Agreement of even date herewith, executed by 20/20 Inc. in favor of Lender, evidencing the pledge by 20/20 Inc. to Lender of one hundred percent (100%) of the issued and outstanding Capital Securities of 20/20 LLC.

“Accounts” has the meaning ascribed to that term in the Security Agreement.

“Accumulated Funding Deficiency” has the meaning ascribed to that term in Section 302 of ERISA.

“Additional Subordinated Note Documents” means any Additional Subordinated Notes and all other agreements, documents and instruments executed and/or delivered in connection therewith (all of which agreements, documents and instruments shall be in form and substance satisfactory to Lender in its sole discretion), in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Additional Subordinated Noteholders” means holders from time to time of Additional Subordinated Notes or any Indebtedness evidenced thereby.

“Additional Subordinated Notes” means subordinated promissory notes in form and substance satisfactory to Lender in its sole discretion, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder, and including any notes and other instruments issued in exchange or substitution therefor or replacement thereof, in each case to the extent permitted hereunder. .

“Additional Note Subordination Agreement” means a Subordination Agreement among Lender and the Additional Subordinated Noteholders in substantially the form of the Rollover Subordination Agreement.

“Affiliate” means, with respect to any other Person, any Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, or any Person who is a director or officer of such Person or any Subsidiary of such Person.

“Auditors” means a nationally-recognized firm of independent certified public accountants selected by the applicable Credit Party and satisfactory to Lender in its sole discretion. For purposes of this Credit Agreement, Plante Moran shall be deemed to be Auditors satisfactory to Lender as of the Closing Date.

“Base Rate” means, for any day, a rate of interest equal to the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select) or (b) the sum of the Federal Funds Rate plus one half of one percent (0.50%). Any change in the Base Rate due to a change in the “Prime Rate” or the Federal Funds Rate shall be effective on the effective date of such change in the “Prime Rate” or the Federal Funds Rate.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Benefit Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) for which the funding requirements under Section 412 of the Code or Section 302 of ERISA is, or within the immediately preceding six (6) years was, in whole or in part, the responsibility of any Credit Party or any Subsidiary of any Credit Party or any ERISA Affiliate.

“Borrowers” means 20/20 Inc., 20/20 LLC, CentrePath, Frontrunner, Global and Nexvu.

“Borrower’s Account” has the meaning ascribed to that term in Section 2.5.

“Borrowing Base” means:

(a) Subject to clause (b) below, at any time, the amount equal at such time to:

(i) eighty-five percent (85%) of the Eligible Accounts Receivable, plus

(ii) the Designated Sublimit, minus

(iii) the amount of any reserves established by Lender pursuant to clause (b) below.

(b) Lender at any time in the exercise of its Permitted Discretion shall be entitled to (i) establish and increase or decrease reserves against Eligible Accounts Receivable and the Designated Sublimit, (ii) reduce the advance rate under clause (a)(i) above or (following any such reduction) restore such advance rate to any level equal to or below the advance rate stated in clauses (a)(i) above, (iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definition of “Eligible Accounts Receivable,” and (iv) establish and increase or decrease a reserve in the amount of interest payable by Borrowers hereunder, including interest on Loans.

“Borrowing Base Certificate” has the meaning ascribed to that term in subsection 6.1(e).

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in Chicago, Illinois are generally closed.

“Capital Expenditures” means, of any Person for any period, the sum of (a) all expenditures capitalized by such Person for financial statement purposes in accordance with GAAP plus, without duplication, (b) the entire principal amount of any debt (including obligations under capitalized leases) assumed or incurred by such Person in connection with any such expenditures, provided, that, Capital Expenditures of any Person shall in any event include the purchase price paid by such Person in connection with the acquisition of any other Person (including through the purchase of a majority of the Capital Securities or other ownership interests of such other Person or through merger or consolidation) to the extent allocable to property, plant or equipment.

“CGS” means Capital Growth Systems, Inc., a Florida corporation.

“CGS Pledge Agreement” means the Stock Pledge Agreement of even date herewith, executed by CGS in favor of Lender, evidencing the pledge by CGS to Lender of one hundred percent (100%) of the issued and outstanding Capital Securities of each Borrower (other than 20/20 LLC).

“Capital Security” means, with respect to any Person, (a) any share of capital stock of, or membership, partnership or other unit of ownership interest of any kind in, such Person and (b) any security convertible into, or any option, warrant or other right to acquire, any share of capital stock of or other unit of ownership interest of any kind in such Person.

“Cash Equivalents” means (a) securities issued, guarantied or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired, (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $200,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor’s Corporation and at least P-1 or the equivalent by Moody’s Investors Services, Inc., (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above, (d) commercial paper, other than commercial paper issued by any Credit Party or any Affiliate of any Credit Party, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Services, Inc., in each case with maturities of not more than one year from the date acquired, and (e) investments in money market funds which have net assets of at least $200,000,000 and at least eighty five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Casualty Loss” has the meaning ascribed to that term in Section 6.8.

“CentrePath” means CentrePath, Inc., a Delaware corporation.

“CentrePath Acquisition Agreement” mean that certain Agreement and Plan of Merger dated as of November 22, 2006, among CGS, CentrePath and CGS Mergerco, Inc., a Delaware corporation and predecessor by merger to CentrePath, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, to the extent permitted hereunder.

“CentrePath Acquisition Documents” shall mean, collectively, the CentrePath Acquisition Agreement and all other material agreements, instruments and documents executed and/or delivered pursuant thereto on in connection therewith, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Change of Control” means the occurrence of one or more of the following events:

(a) less than a majority of the members of the Board of Directors of CGS shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

(b) a “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of Capital Securities of CGS representing more than thirty percent (30%) of the combined ordinary voting power of the Capital Securities of CGS for the election of directors or shall have the right to elect a majority of the Board of Directors of CGS; or

(c) CGS ceases to beneficially and of record own and control, directly or indirectly, free and clear of all Liens (other than Liens in favor of Lender), one hundred percent (100%) of the issued and outstanding Capital Securities of each of the Borrowers (other than 20/20 LLC); or

(d) 20/20 Inc. ceases to beneficially and of record own and control, directly or indirectly, free and clear of all Liens (other than Liens in favor of Lender), one hundred percent (100%) of the issued and outstanding Capital Securities of 20/20 LCC; or

(e) 20/20 LLC ceases to beneficially and of record own and control, directly or indirectly, free and clear of all Liens (other than Liens in favor of Lender), one hundred percent (100%) of the issued and outstanding Capital Securities of Magenta; or

(f) the holders of Capital Securities of any Credit Party or any Subsidiary of any Credit Party approve any plan or proposal for the liquidation or dissolution of such Credit Party or Subsidiary, as the case may be.

“Closing Date” means the date on which the initial Credit Event occurs.

“Closing Date Cash Equity Investment” means the funding contemplated to occur on or about the date hereof of the proceeds of the equity offering of Capital Securities of CGS contemplated by the PPM.

“Closing Date Cash Equity Investment Documents” means the PPM and all other material agreements, documents and instruments executed in connection with the Closing Date Equity Investment, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Closing Document List” means the Closing Document List attached hereto as Annex I.

“Closing Fee” has the meaning ascribed to that term in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets and rights and interests in or to property of any Borrower, any other Credit Party and other Person, whether real or personal, tangible or intangible or mixed, in each case on which a Lien is granted or purported to be granted to Lender pursuant to the Collateral Documents.

“Collateral Access Agreements” means any landlord waivers, mortgagee waivers, bailee letters and any similar acknowledgment agreements of any Person, such as a warehouseman or processor, in possession of Inventory of any Credit Party, in each case in form and substance satisfactory to Lender.

“Collateral Documents” means the Security Agreement, the CGS Pledge Agreement, the 20/20 Inc. Pledge Agreement, the UK Collateral Documents and all other agreements, documents and instruments now or hereafter executed and delivered pursuant to and/or in connection with this Credit Agreement, pursuant to which Liens are granted or are purported to be granted to Lender on any Collateral.

“Collateral Management Fee” has the meaning ascribed to that term in Section 3.3.

“Commitment” means Lender’s commitment to make Loans on the terms and subject to the conditions set forth herein in an aggregate outstanding principal amount not to exceed $12,000,000.

“Consolidated EBITDA” means, for any fiscal period of the Consolidated Entity determined on a consolidated basis in accordance with GAAP, the consolidated net income (excluding extraordinary items) of the Consolidated Entity for such period, plus (a) all Interest Expense, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for such period, minus or plus (without double counting) (b) gains and losses attributable to any fixed asset sales, minus or plus (c) any other non-cash gains or charges that have been added or subtracted in calculating such consolidated net income, in each case.

“Consolidated Entity” means CGS and each of its Subsidiaries that are such by virtue of clause (a) of the definition thereof, but shall mean and include, in any event, each of the Credit Parties.

“Consolidated Interest Expense” means, for any fiscal period of the Consolidated Entity, the aggregate consolidated interest expense (net of interest income) of the Consolidated Entity in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease Obligations.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise either alone or in conjunction with others or any group. The words “Controlling” and “Controlled” have correlative meanings.

“Covered Taxes” has the meaning ascribed to that term in subsection 2.7(a).

“Credit Agreement” means this credit agreement, dated as of the date hereof, as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Credit Documents” means, collectively, this Credit Agreement, the Notes, the Hilco Warrants, each of the Collateral Documents, each Subordination Agreement and all other agreements, documents, instruments, opinions and certificates now or hereafter executed and delivered in connection herewith or therewith, as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Credit Event” means the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” means each Borrower, each Guarantor, the Funds Administrator and each other Person (other than Lender) that is a party to any of the Credit Documents.

“Credit Party Taxes” has the meaning ascribed to that term in subsection 5.20(a).

“Default” means an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

“Depositary Account” has the meaning ascribed to that term in subsection 2.4(b)(i).

“Depositary Account Agreement” has the meaning ascribed to that term in subsection 2.4(b)(i).

“Depositary Account Bank” has the meaning ascribed to that term in subsection 2.4(b)(ii).

“Derivative Contract” means an agreement, whether or not in writing and including any master agreement, documenting, evidencing or relating to any Derivative Transaction between any Credit Party and any Subsidiary of any Credit Party and another Person.

“Derivative Transaction” means (a) an interest rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks.

“Designated Sublimit” means an amount equal to $6,500,000.

“Disbursement Account” means the operating account of the Funds Administrator maintained with the Disbursement Account Bank.

“Disbursement Account Bank” means any bank selected from time to time by Lender and reasonably acceptable to the Funds Administrator.

“DOL” means the United States Department of Labor and any successor department or agency.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States of America.

“Eligible Accounts Receivable” means Accounts of a Borrower payable in Dollars and deemed by Lender in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, claims, credits, charges, or other allowances and by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Credit Agreement, including any reserves established by Lender pursuant to the definition of the term “Borrowing Base” set forth herein, and there shall be excluded any such Accounts that Lender determines to be ineligible pursuant to the definition of the term “Borrowing Base” set forth herein. Unless otherwise approved in writing by Lender, no Account of a Borrower shall be deemed to be an Eligible Account Receivable if:

(a) it arises out of a sale made by such Person to an Affiliate of such Person; or

(b) (i) the payment terms with respect to such Account are more than ninety (90) days after the original invoice date with respect thereto or (ii) such Account remains unpaid more than sixty (60) days after the original payment due date with respect thereto; or

(c) it is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (or any Affiliate thereof) are ineligible pursuant to clauses (b) above; or

(d) the Account, when aggregated with all other Accounts of such account debtor, exceeds thirty-three percent (33%) in face value of all Accounts of the Borrowers combined then outstanding, to the extent of such excess;

(e) (i) the account debtor is also a creditor of such Borrower, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Borrower, which has not been resolved or (iii) the Account otherwise is or may become subject to any right of setoff by the account debtor; provided, that, any Account deemed ineligible pursuant to this clause (e) shall only be ineligible to the extent of the amount owed by such Borrower to such account debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable; or

(f) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs (any such act or event an “Act of Bankruptcy”), unless the payment of Accounts from such account debtor is secured by assets of, or guaranteed by, in either case in a manner satisfactory to Lender, a Person with respect to which an Act of Bankruptcy has not occurred and that is acceptable to Lender or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, Lender shall have determined that the timely payment and collection of such Account will not be impaired; or

(g) the sale is to an account debtor outside of the continental United States, unless the chief executive office or principal place of business, or residence, as the case may be, of such account debtor is a member country in the Organization for Economic Cooperation and Development; or

(h) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

(i) Lender determines in its Permitted Discretion that collection of such Account is insecure or that such Account may not be paid by reason of the account debtor’s financial inability to pay; or

(j) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless such Person duly assigns its rights to payment of such Account to Lender pursuant to the Assignment of Claims Act of 1940 (31 U.S.C. § 3727 et seq.); or

(k) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by such Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

(l) the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

(m) Lender does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Credit Agreement, the Security Agreement or any of the other Collateral Documents; provided, that, any such Accounts of Magenta shall not be deemed ineligible solely by reason of this clause (m) for thirty (30) days after the Closing Date; or

(n) the Account is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor.

“Equipment” has the meaning ascribed to that term in the Security Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

“ERISA Affiliate” means any Person required at any relevant time to be aggregated with any Credit Party or any Subsidiary of any Credit Party under Sections 414(b), (c), (m) or (o) of the Code.

“Event(s) of Default” has the meaning ascribed to that term in Article 8 of this Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

“Excluded Deposit Accounts” means deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Parties employees; provided, that the funds on deposit in such deposit accounts shall at no time exceed the actual payroll, payroll taxes and other employee wage and benefit payments then due and payable by such Credit Party.

“Expenses” means all present and future expenses incurred by or on behalf of Lender in connection with this Credit Agreement, any other Credit Document or otherwise, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the reasonable fees and expenses of attorneys (including the allocated cost of internal counsel) and paralegals, all costs and expenses incurred by Lender in opening bank accounts and lockboxes, depositing checks, receiving and transferring funds, and any charges imposed on Lender due to insufficient funds of deposited checks and Lender’s standard fee relating thereto, collateral examination fees and expenses, fees and expenses of accountants, appraisers, field examiners or other consultants, experts or advisors employed or retained by Lender, fees and expenses incurred by Lender in connection with the assignments of or sales of participations in the Loans, title insurance premiums, real estate survey costs, fees and taxes relative to the filing of financing statements, costs of preparing and recording any Mortgages or any other Collateral Documents, all expenses and costs referred to in Article 3 of this Credit Agreement and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

“Expiration Date” means the earlier of (a) July 19, 2008 and (b) the termination or reduction to zero ($0) of the Commitment in accordance with the terms of this Credit Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Lender from three (3) Federal Funds brokers of recognized standing selected by it.

“Fees” means the Collateral Management Fee, the Closing Fee, the Unused Line Fee, the Make Whole Amount, the Letter of Credit Fee and, without duplication, all other fees payable by Borrowers hereunder or in connection herewith.

“Financial Statements” means the consolidated and, unless otherwise specified, consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder’s equity of the Consolidated Entity for the period specified.

“Frontrunner” means Frontrunner Network Systems, Corp., a Delaware corporation.

“Funding Institution” has the meaning ascribed to that term in Section 3.7.

“Funds Administrator” means CGS, acting in its capacity as funds administrator and borrowing agent for the Borrowers hereunder and under the other Credit Documents.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Global” means Global Capacity Group, Inc., a Texas corporation.

“Global Acquisition Agreement” mean that certain Agreement and Plan of Merger dated as of October 6, 2006, among CGS, Global, Global Capacity Merger Sub, Inc., a Texas corporation and predecessor by merger to Global, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, to the extent permitted hereunder.

“Global Acquisition Documents” shall mean, collectively, the Global Acquisition Agreement, the Global Employment Agreements and all other material agreements, instruments and documents executed and/or delivered pursuant thereto on in connection therewith, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Global Employment Agreements” means (a) that certain Employment Agreement dated as of December 11, 2006, between CGS and David Walsh, an individual, and (b) that certain Employment Agreement dated as of December 11, 2006, between CGS and John Abraham, an individual.

“Governing Documents” means, as to any Person, the certificate or articles of incorporation and bylaws or other organizational or governing documents of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” has the meaning ascribed to that term in Section 10.1.

“Guaranty” of any Person means any Liability, contingent or otherwise, of such Person (other than an endorsement for collection or deposit in the ordinary course of business) (a) to pay any Liability of any other Person or to otherwise protect, or having the practical effect of protecting, the holder of any such Liability against loss (whether such obligation arises by virtue of such Person being a partner of a partnership or participant in a joint venture or by agreement to pay, to keep well, to maintain solvency, assets, level of income or other financial condition, to purchase assets, goods, securities or services or to take or pay, or otherwise) or (b) incurred in connection with the issuance by a third Person of a Guaranty of any Liability of any other Person (whether such obligation arises by agreement to reimburse or indemnify such third Person or otherwise). The word “Guarantee” when used as a verb has the correlative meaning.

“Hilco Warrants” means (i) that certain Capital Growth Systems, Inc. Warrant to Purchase Series AA Preferred Stock, No. Hilco-1, issued on the date hereof by CGS to Lender and (ii) that certain Capital Growth Systems, Inc. Warrant to Purchase Series AA Preferred Stock, No. Hilco-2, issued on the date hereof by CGS to Lender.

“Highest Lawful Rate” means, at any time when any Obligations shall be outstanding hereunder, the maximum non-usurious interest rate, that then may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement or any of the other Credit Documents, under (a) the laws of the State of Illinois (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents) or (b) if higher, applicable federal laws, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

“Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse) (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (d) any obligation of such Person as lessee under a capital lease, (e) any Mandatorily Redeemable Obligation of such Person owned by any Person other than such Person or a Subsidiary of such Person (the amount of such Mandatorily Redeemable Obligation to be determined for this purpose as the higher of the liquidation preference of and the amount payable upon redemption of such Mandatorily Redeemable Obligation), (f) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (g) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other Guaranty issued by such other Person to the extent that such reimbursement obligation remains outstanding after it becomes non-contingent, (h) any Derivative Contract or similar obligation obligating such Person to make payments, whether periodically or upon the happening of a contingency, except that if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (i) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person and (j) any Indebtedness of others Guaranteed by such Person.

“Initial Projections” has the meaning ascribed to that term in subsection 6.1(c).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service and any successor agency.

“Inventory” has the meaning ascribed to that term in the Security Agreement.

“Investment” means, as applied to an Investment of or by any Person, all Guaranties by such Person of any Liabilities of another Person, all expenditures made and all Liabilities incurred (contingently or otherwise) for or in connection with the acquisition of stock or other ownership interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, another Person. In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a Guaranty shall be taken at not less than the principal amount of the Liabilities to which such Guaranty is applicable and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by sale, repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the original amount of any Investment, and such Investment shall be deemed to continue to be “outstanding” in such original amount notwithstanding, any (i) decrease in the market value thereof or (ii) amount thereof that may have been forgiven, released, cancelled or otherwise nullified or held to be invalid.

"L/C" has the meaning ascribed to that term in Section 2.8.

"L/C Disbursement" means a payment made by Lender pursuant to a Letter of Credit.

"L/C Undertaking" has the meaning ascribed to that term in Section 2.8.

“Lender” means Hilco Financial, LLC, a Delaware limited liability company.

“Lender’s Account” means the following:

Bank:	LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Tel. No.: (312) 904-2000

ABA#:	071-000-505
Account No.:	5800442419
Account Name:	Hilco Financial, LLC
Reference:	Capital Growth Systems, Inc.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Fee” has the meaning ascribed to that term in Section 3.5.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit.

“Liability” of any Person means (in each case, whether with full or limited recourse) any indebtedness, liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon, such Person or any of its assets, of any kind, nature or description, direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, whether arising under contract, Requirement of Law, or otherwise, whether now existing or hereafter arising, and whether for the payment of money or the performance or non-performance of any act.

“Lien(s)” means (a) any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement and (b) in addition, in the case of any investment property, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property.

“Loans” has the meaning ascribed to that term in subsection 2.1, but shall in any event include any other amounts advanced by Lender pursuant to any other provision of this Credit Agreement.

“Lockbox” has the meaning ascribed to that term in subsection 2.4(b)(i).

“Magenta” means Magenta NetLogic Limited, a company organized under the laws of United Kingdom.

“Make Whole Amount” means an amount equal to $250,000.

“Mandatorily Redeemable Obligation” means a Liability of any Person, or a Liability of another Person Guaranteed by such Person, to the extent that, in either case, it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any other Person or (c) upon the occurrence of a condition not solely within the control of such Person as a redemption required to be made out of future earnings.

“Material Adverse Effect” means a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the value of Collateral or the amount which Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (c) the ability of any Credit Party or any Subsidiary of any Credit Party to perform its obligations under the Credit Documents to which it is a party or (d) the rights and remedies of Lender under any Credit Document.

“Material Contract” means any contract or other arrangement (other than the Credit Documents), whether written or oral, to which any Credit Party or any Subsidiary of any Credit Party is a party with respect to which breaches, non-performances, cancellations or failures to renew by any party thereto singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

“Maximum Liability” has the meaning ascribed to that term in Section 10.5.

“Mortgages” means each mortgage and deed of trust and each leasehold mortgage and leasehold deed of trust granted by any Credit Party in favor of Lender.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (a) which is, or within the immediately preceding six (6) years was, contributed to by any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate or (b) with respect to which any Credit Party or any Subsidiary of any Credit Party may incur any liability.

“Nexvu” means Nexvu Technologies, LLC, a Delaware limited liability company.

“Note” means a promissory note of Borrowers payable to the order of Lender, in the form of Exhibit A, evidencing the aggregate joint and several Indebtedness of Borrowers to Lender resulting from the Loans.

“Notice of Borrowing” has the meaning ascribed to that term in subsection 2.2(a).

“Obligations” means (a) the unpaid principal of and interest on the Loans and the Notes, (b) all reimbursement obligations of Borrowers with respect to Letters of Credit, (c) the Expenses, and (d) all other Liabilities of Borrower to Lender, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Warrant, any other Credit Document, any Letter of Credit or any other document made, delivered or given in connection herewith or therewith. As used herein in clause (a) and wherever else the determination of the amount of “interest” is relevant, “interest” shall include interest accruing on or after the filing of, or what would have accrued but for the filing of, any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Other Taxes” has the meaning ascribed to that term in subsection 2.7(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment in Full” or “Paid in Full” means the indefeasible payment in full in immediately available freely transferable Dollars of all Obligations (including interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding) and the termination of the commitment of Lender or any other obligation of Lender to advance funds or otherwise make extensions of credit hereunder or under any of the other Credit Documents.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“PPM” means CGS’s Private Placement Memorandum dated November 14, 2006, as supplemented pursuant to those certain December 20, 2006 First Supplement, January 3, 2007 Second Supplement and January 12, 2007 Third Supplement.

“Permitted Discretion” means Lender’s judgment exercised in good faith based upon its consideration of any factor which Lender believes in good faith: (a) will or could adversely affect the value of any Collateral, the enforceability or priority of Lender’s Liens thereon or the amount which Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to Lender by any Person on behalf of any Credit Party is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Credit Party or any of the Collateral; or (d) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, Lender may consider such factors already included in or tested by the definition of Eligible Accounts Receivable, as well as any of the following: (i) the changes in collection history and dilution with respect to the Accounts; (ii) changes in demand for, and pricing of, Inventory; (iii) changes in any concentration of risk with respect to any Accounts and Inventory of any Credit Party; and (iv) any other factors that change the credit risk of lending to any Borrower on the security of the Accounts and Inventory of any Credit Party. The burden of establishing lack of good faith hereunder shall be on the Borrowers.

“Permitted Liens” has the meaning ascribed to that term in Section 7.3.

“Permitted Restrictive Covenant” means (a) any covenant or restriction contained in any Credit Document, (b) any covenant or restriction of the type contained in Section 7.3 that is contained in any contract evidencing or providing for the creation of or concerning Indebtedness secured by any Purchase Money Lien so long as such covenant or restriction is limited to the property purchased therewith, or (c) any covenant or restriction that (i) is not more burdensome than an existing Permitted Restrictive Covenant that is such by virtue of clause (b); (ii) is contained in a contract constituting a renewal, extension or replacement of the Contract in which such existing Permitted Restrictive Covenant is contained; and (iii) is binding only on the Person or Persons bound by such existing Permitted Restrictive Covenant.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, business trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Credit Party or any Subsidiary of any Credit Party or any ERISA Affiliate, or with respect to which any Credit Party or any Subsidiary of any Credit Party or any ERISA Affiliate, may incur liability.

“Prohibited Transaction” means any transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

“Purchase Money Liens” means Liens on any item of Equipment of a Credit Party or any Subsidiary of any Credit Party acquired after the date of this Credit Agreement to secure the purchase price thereof; provided, that: (a) each such Lien shall attach only to the property to be acquired; and (b) the Indebtedness incurred in connection with such acquisitions shall not exceed one hundred percent (100%) of the amount of the purchase price of such items of Equipment then being financed.

“Real Estate” means all real property owned or leased by any Credit Party or any of Subsidiary of any Credit Party, together with all fixtures, improvements and other structures thereon.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

“Related Transactions Documents” shall mean, collectively, the Closing Date Cash Equity Investment Documents, the CentrePath Acquisition Documents, the Global Acquisition Documents, the Rollover Note Documents and any Additional Subordinated Note Documents.

“Related Transactions” shall mean, collectively, the transactions provided for in the respective Related Transactions Documents and the transactions otherwise contemplated thereby.

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder.

“Requirement of Law” means, as to any Person, the Governing Documents of such Person, and any law, treaty, rule, regulation, direction, ordinance, criterion or guideline or determination of a court or other Governmental Authority or determination of an arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means, (a) any dividend or other distribution, direct or indirect, on account of any Capital Securities of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Securities of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment to retire or to purchase, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Securities of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any cash payment or prepayment of interest on, principal of, premium, if any, fees, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated in right of payment to the Obligations, including, without limitation, any of the Subordinated Notes; or (e) payment of any management fees or any other fees or expenses (including the reimbursement thereof by such Credit Party or such Subsidiary) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders holding two percent (2%) or more of the Capital Securities of any Credit Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiary or Affiliate of any Credit Party. For the purposes of this definition, a “payment” shall include the transfer of any asset or the incurrence of any Indebtedness or other Liability (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance by such Person to the holders of a class or series of a class of its Capital Securities of the same class and, if applicable, series, other than, in the case of any Credit Party or any of its Subsidiaries, Mandatorily Redeemable Obligations.

"Risk Participation Liability" means, as to each Letter of Credit, all reimbursement obligations of Borrowers to Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by Lender to the Underlying Issuer to the extent not reimbursed by a Borrower, whether by the making of a Loan or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Rollover Note Purchase Agreement” means that certain CGSI 2-Year Term Note Purchase Agreement dated as of January __, 2007, among each of the Credit Parties and each holder of a Rollover Subordinated Note, as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Rollover Servicer Agreement” means that certain CGSI 2-Year Term Note Administration and Security Agreement dated as of January __, 2007, among each of the Credit Parties, each holder of a Rollover Subordinated Note, and CGSI Term Note Servicer, Inc., a Delaware corporation, as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Rollover Subordinated Note Documents” means the Rollover Subordinated Notes, the Rollover Warrants and the Rollover Note Purchase Agreement, Rollover Note Servicer Agreement, and all other agreements, documents and instruments executed and/or delivered in connection therewith, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Rollover Subordinated Notes” means those certain CGSI 2-Year Promissory Notes dated January 19, 2007, issued pursuant to the Rollover Note Purchase Agreement to the respective payees and in the respective original principal amounts indicated on Schedule 1.1(A), in each case as in effect on the Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder, and including any notes and other instruments issued in exchange or substitution therefor or replacement thereof, in each case to the extent permitted hereunder.

“Rollover Warrants” means those certain Term Note Warrants to Purchase Capital Securities of CGSI, issued pursuant to the Rollover Note Purchase Agreement to the respective holders of the Rollover Subordinated Notes and set forth on Schedule 1.1(B), in each case as in effect on the Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder, and including any notes and other instruments issued in exchange or substitution therefor or replacement thereof, in each case to the extent permitted hereunder

“Rollover Subordination Agreement” means the Subordination Agreement of even date herewith among Lender and the Rollover Subordinated Noteholders.

“Subordinated Note Documents” means the collective reference to the Rollover Subordinated Note Documents and any Additional Subordinated Note Documents, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder.

“Subordinated Noteholders” means the collective reference to Rollover Subordinated Noteholders, any Additional Subordinated Noteholders and all other holders from time to time of Subordinated Notes.

“Subordinated Notes” means the collective reference to the Rollover Subordinated Notes and any Additional Subordinated Notes, in each case as the same may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, to the extent permitted hereunder, and including any notes and other instruments issued in exchange or substitution therefor or replacement thereof, in each case to the extent permitted hereunder.

“Subordination Agreements” means the collective reference to the Rollover Subordination Agreement and any Additional Note Subordination Agreement.

“Security Agreement” means the General Security Agreement of even date herewith, between Lender and Credit Parties, as such Security Agreement may be amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Subsidiary” means, with respect to any Person at any time (a) any other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time, and (b) any other Person (i) that is, at such time, Controlled by, or (ii) securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions), or other ownership interests of which ordinarily constituting a majority voting interest, are at such time, directly or indirectly, owned or Controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Tax Transferee” has the meaning ascribed to that term in subsection 2.7(a).

“Taxes” has the meaning ascribed to that term in subsection 2.7(a).

“Termination Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (b) the withdrawal of any Credit Party or any Subsidiary of any Credit Party or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a) (2) of ERISA; (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of any amendment as a termination under Section 4041(e) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (e) any event or condition (i) that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate from a Multiemployer Plan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to Lender pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Illinois, the term “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Credit Agreement, each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UK Collateral Documents” all agreements, documents and instruments now or hereafter executed and delivered pursuant to and/or in connection with this Credit Agreement, pursuant to which Liens are granted or are purported to be granted to Lender on any Capital Securities, or property or assets of, Magenta.

"Underlying Issuer" means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of any Borrower.

"Underlying Letter of Credit" means a letter of credit that has been issued by an Underlying Issuer.

“Unused Line Fee” has the meaning ascribed to that term in Section 3.3.

“Wholly-Owned Subsidiary” shall mean any Subsidiary in which (other than directors’ qualifying shares issued pursuant to applicable Requirements of Law) one hundred percent (100%) of the Capital Securities, at the time as of which any determination is being made, is owned, beneficially and of record, by a Credit Party or by one or more of the other Wholly-Owned Subsidiaries of a Credit Party, or both.

1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used herein has the meanings customarily given in accordance with GAAP, and all financial computations to be made under this Credit Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the Financial Statements delivered to Lender on the Closing Date. All accounting determinations for purposes of determining compliance with Article 7 shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the Financial Statements delivered to Lender on the Closing Date. The Financial Statement required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP as in effect as of the date of the Financial Statements delivered to Lender on the Closing Date. If any Borrower or any Subsidiary of any Borrower shall change its method of inventory accounting from the first in first out method to any other method, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

1.3 Other Interpretive Provisions. Terms not otherwise defined herein which are defined in the UCC have the meanings given them in the UCC. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Annex, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified. Any item or list of items set forth following the word “including,” “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included,” such item or items are in such category, and shall not be construed as indicating that the items in the category are limited to such items or to items similar to such items. An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in accordance with Section 8.1. Except as otherwise specified herein, all references herein (a) to any Person shall be deemed to include such Person’s successors and assigns, (b) to any Requirement of Law defined or referred to herein shall be deemed references to such Requirement of Law or any successor Requirement of Law as the same may have been or may be amended or supplemented from time to time and (c) to any Credit Document or Collateral Document defined or referred to herein shall be deemed references to such Credit Document or Collateral Document (and, in the case of any Note or any other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time. Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa. Except as otherwise specified herein, all references to the time of day shall be deemed to be to Chicago, Illinois local time as then in effect.

ARTICLE 2

LOANS

2.1 Commitment; Delivery of Note.

(a) Subject to the terms and conditions set forth in this Credit Agreement, on and after the Closing Date and to but excluding the Expiration Date, Lender agrees to make from time to time loans and advances to Borrowers hereunder on a joint and several basis (each a “Loan” and collectively the “Loans”); provided, that, no Loan shall be made if, after giving effect to the making of such Loan and the simultaneous application of the proceeds thereof, the aggregate outstanding principal balance of the Loans would exceed the lesser at such time of (i) the Commitment less the Letter of Credit Usage and (ii) the Borrowing Base less the Letter of Credit Usage.

(b) Borrowers hereby agree to execute and deliver to Lender a Note to evidence the Loans.

2.2 Borrowing Mechanics.

(a) Funds Administrator shall give Lender prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit B hereto (a “Notice of Borrowing”), not later than 10:00 a.m. on the date of borrowing of a Loan; provided, that, notwithstanding anything to the contrary set forth herein, except as otherwise previously agreed to by Lender, Funds Administrator shall not submit a Notice of Borrowing and Lender shall not be required to make any Loan more than once in any week. Each Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, and (ii) the proposed borrowing date therefor, which must be a Business Day.

(b) The Funds Administrator shall notify Lender in writing of the names of the officers of Funds Administrator authorized to request Loans on behalf of Borrowers and specifying which of those officers are also, or, if none are, the officers that are, authorized to direct the disbursement of Loans in a manner contrary to standing disbursement instructions, and shall provide Lender with a specimen signature of each such officer. In the absence of a specification of those officers who are authorized to vary standing disbursement instructions, Lender may assume that each officer authorized to request Loans also has such authority. Lender shall be entitled to rely conclusively on the authority of such officers of Funds Administrator to request Loans on behalf of Borrowers, or to vary standing disbursement instructions, until Lender receives written notice to the contrary. Lender shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered pursuant to this Section 2.2 and, with respect to an oral or electronic mail request for Loans, Lender shall have no duty to verify the identity of any individual representing himself as one of the officers of a Borrower authorized to make such request on behalf of such Borrower. Lender shall not incur any liability to any Credit Party as a result of (i) acting upon any telephonic or electronic mail notice referred to in this Section 2.2 if Lender believes in good faith such notice to have been given by a duly authorized officer of Funds Administrator or other individual authorized to request Loans on behalf of Borrowers or to direct the disbursement thereof in a manner contrary to standing disbursement instructions, or (ii) otherwise acting in good faith under this Section 2.2 and an advance made and disbursed pursuant to any such telephonic or electronic mail notice shall be deemed to be a Loan for all purposes of this Credit Agreement.

(c) In addition to being evidenced, as provided in Section 2.5, by Borrowers’ Account, the Loans and Borrowers’ joint and several obligations to repay the Loans with interest in accordance with the terms of this Credit Agreement shall be evidenced by this Credit Agreement, the records of Lender and each Note. The records of Lender shall be prima facie evidence of the Loans and accrued interest thereon and of all payments made in respect thereof.

(d) Notwithstanding the obligation of Funds Administrator to send written confirmation of a Notice of Borrowing made by telephone or electronic mail transmission if and when requested by Lender, in the event that Lender agrees to accept a Notice of Borrowing made by telephone or electronic mail transmission, such Notice of Borrowing shall be binding on Borrowers whether or not written confirmation is sent by Funds Administrator or requested by Lender. Lender may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon telephonic or electronic mail notice believed by Lender in good faith to be from Funds Administrator or its agents. Lender’s records of the terms of any telephonic or electronic mail transmission Notices of Borrowing shall be conclusive on Borrowers in the absence of gross negligence or willful misconduct on the part of Lender in connection therewith.

2.3 Voluntary and Mandatory Payment of Loans; Termination of Commitment.

(a) The amount by which the aggregate outstanding principal balance of the Loans exceeds at any time the lesser at such time of (i) the Commitment less the Letter of Credit Usage and (ii) the Borrowing Base less the Letter of Credit Usage, shall be immediately due and payable without the necessity of any notice or demand. Repayments of such excess amounts shall be applied, first, to the repayment of the Loans, second, to the payment of all then unpaid drawings under any of Letters and Credit, third, to the securing, with cash or Cash Equivalents as provided in the second paragraph of Section 8.2 (but without the requirement of any demand provided for in such paragraph), of all other Risk Participation Liability with respect to outstanding Letters of Credit.

(b) On the Expiration Date, Lender’s Commitment shall automatically reduce to zero ($0) and may not be reinstated. Borrowers may not reduce or terminate the Commitment at any time.

(c) Subject to concurrent payment of the Make Whole Amount, if any, payable pursuant to Section 3.3, Borrowers may terminate the Commitment in whole but not in part, at any time.

2.4 Payments and Computations.

(a) Borrowers shall make each payment under the Credit Documents and under the Notes not later than 12:00 noon on the day when due in Dollars to Lender at its address referred to in Section 9.5 in immediately available Dollars. The joint and several obligations of Borrowers to Lender with respect to such payments shall be discharged by making such payments to Lender pursuant to this Section 2.4 or by Lender, in its discretion, adding such payments to the principal amount of the Loans outstanding by charging such payments to Borrowers’ Account pursuant to Section 2.5.

(b)    (i) Within thirty (30) days after the Closing Date, each Borrower shall have established and shall thereafter maintain in existence one or more lockboxes (each a “Lockbox”) with one or more financial institutions selected by such Borrower and reasonably acceptable to Lender (each a “Depositary Account Bank”) and shall instruct all account debtors on the Accounts of such Borrower to remit all payments to a Lockbox. At all times following such establishment, all payments remitted by account debtors of a Borrower to any Lockbox, all other amounts received by a Borrower from any account debtor and all other cash received by a Borrower from any other source (including, without limitation, proceeds of dispositions permitted pursuant to Section 7.4) shall in each case immediately upon receipt thereof be deposited into an account (each a “Depositary Account”) maintained by such Borrower with a Depositary Account Bank.

(ii) Within thirty (30) days after the Closing Date, each Borrower, Lender and each Depositary Account Bank shall have entered into an agreement in form and substance satisfactory to Lender (each a “Depositary Account Agreement”), providing, among other things, that all available amounts held in each Depositary Account maintained at such Depositary Account Bank shall be wired on each Business Day into the Lender’s Account.

(iii) The closing of any Lockbox or Depositary Account and the termination of any Depositary Account Agreement shall require in each case the prior written consent of Lender.

(c) Commencing on the Closing Date and on each successive Business Day thereafter until such time as Borrowers shall have complied in Lender’s sole determination with all of the requirements set forth in the foregoing clauses (a) and (b), respectively, (i) all available amounts held in any deposit account maintained by any Credit Party (other than Excluded Deposit Accounts) shall be wired on each Business Day into the Lender’s Account, and (ii) to the extent not deposited by the respective payors thereof directly into any such deposit account, all drafts, checks, money orders, collections and other similar forms of remittances received by any Credit Party shall be duly endorsed by such Credit Party to Lender and forwarded on the date received to Lender by overnight courier for deposit into the Lender’s Account; provided, that, notwithstanding the foregoing, Magenta may retain an aggregate balance of funds in deposit accounts of Magenta maintained in London, England, to the extent that the aggregate amount of all such funds retained in such deposit accounts (other than Excluded Deposit Accounts) does not exceed £50,000.

(d) All amounts received by Lender hereunder shall be applied in the following order:

first, to the payment of any Fees and Expenses due and payable to Lender under any of the Credit Documents;

second, to the payment of interest due on the Loans;

third, to the payment of principal due on the Loans; and

fourth, to the payment of other Obligations not specifically referred to in this subsection 2.4(d) due and payable to Lender under the Credit Documents.

2.5 Maintenance of Account. Lender shall maintain an account (“Borrowers’ Account”) on its books in the name of Borrowers in which Borrowers will be charged with all loans and advances made by Lender to Borrowers or for Borrowers’ account, including the Loans, the Fees, the Expenses and any other Obligations. Borrowers will be credited, in accordance with Section 2.4 above, with all amounts received by Lender from Borrowers or from others for the account of any Borrower, including, as set forth above, all amounts received by Lender in payment of Accounts of Borrowers. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to Lender’s right to demand payment of any Obligation upon its maturity. Further, Lender shall have no obligation whatsoever to perform in any respect any of the contracts or obligations relating to the Accounts.

2.6 Statement of Account. After the end of each month, Lender shall send Funds Administrator a statement accounting for the charges, loans, advances and other transactions occurring among and between Lender and Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on Borrowers.

2.7 Withholding and Other Taxes.

(a) Any and all payments by Borrowers hereunder or under the Notes shall be made, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (“Taxes”), excluding, (i) Taxes imposed on its net income (including any Taxes imposed on branch profits) and franchise taxes imposed on it by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof, (ii) Taxes imposed on Lender’s net income (including any Taxes imposed on branch profits), and franchise Taxes imposed on it, by the jurisdiction of Lender’s office located at the address set forth in Section 9.5 or any political subdivision thereof, (iii) Taxes that are in effect and that would apply to a payment of Lender as of the Closing Date, and (iv) if any Person acquires any interest in this Credit Agreement, any Note or any Letter of Credit pursuant to the provisions hereof (any such Person being referred to as a “Tax Transferee”), any Taxes to the extent that they are in effect and would apply to a payment to such Tax Transferee as of the date of the acquisition of such interest or changes in office, as the case may be (all such non-excluded Taxes being hereinafter referred to as “Covered Taxes”). If any Borrower shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder, under any Note or in respect of any Letter of Credit, to Lender or any Tax Transferee, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this Section 2.7) Lender or such Tax Transferee, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) such Borrower shall make such deductions and (C) such Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, Borrowers agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of Lender under any Credit Documents to any transferee or (iii) from the execution or delivery by any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Lender of their rights under, any and all Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Borrowers will indemnify Lender and any Tax Transferee for the full amount of (i) Covered Taxes imposed on or with respect to amounts payable hereunder, under any Note or in respect of any Letter of Credit, (ii) Other Taxes and (iii) any Taxes other than Covered Taxes imposed by any jurisdiction on amounts payable under this Section 2.7 paid by Lender or such Tax Transferee, as the case may be, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto whether or not such Taxes were correctly or legally asserted by the relevant governmental taxing authority. Payment of this indemnification shall be made within thirty (30) days from the date of demand by Lender or such Tax Transferee certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificate submitted by Lender or such Tax Transferee in good faith to Borrowers shall, absent manifest error, be final, conclusive and binding on all parties.

(d) Within thirty (30) days after having received a receipt for Covered Taxes or Other Taxes, Borrowers will furnish to Lender at its address referred to in Section 9.5, the original or a certified copy of a receipt evidencing payment thereof.

(e) If a Tax Transferee that is organized under the laws of a jurisdiction outside of the United States acquires an interest in this Credit Agreement, any Note or any Letter of Credit, the transferor shall cause such Tax Transferee to agree that, on or prior to the effective date of such acquisition or change, as the case may be, it will deliver to Borrowers (i) two accurate, complete and signed copies of either (x) Internal Revenue Service Form W-8ECI or successor form, or (y) Internal Revenue Service Form W-8BEN or successor form, in each case, indicating that such Tax Transferee is on the date of delivery thereof entitled to receive payments of interest hereunder free from withholding of United States Federal income tax or (ii) in the case of such Tax Transferee that is entitled to claim exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that Person is (A) not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) not a 10 percent shareholder of the Parent within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (C) not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Internal Revenue Code and (y) two accurate, complete and signed copies of Internal Revenue Service Form W-8BEN or successor form.

(f) If any Taxes for which Borrowers would be required to make payment under this Section 2.7 are imposed, Lender shall use its best efforts to avoid or reduce such Taxes by taking any appropriate action (including assigning its rights hereunder to a related entity or a different office) which would not in the sole opinion of Lender be otherwise disadvantageous to Lender.

(g) Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 2.7 shall survive Payment in Full.

2.8 Letters of Credit.

(a) Subject to the terms and conditions of this Credit Agreement, Lender agrees to issue letters of credit for the account of Borrowers (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer for the account of Borrowers. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by any officer or employee of Funds Administrator and delivered to the Issuing Lender and Lender via hand delivery, facsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to Lender in its reasonable discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by Lender, each Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit, (x) the Letter of Credit Usage would exceed $5,000,000 and (y) the sum of the aggregate outstanding principal balance of the Loans and the Letter of Credit Usage would exceed the lesser at such time of (I) the Commitment and (II) the Borrowing Base.

(b) Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its reasonable discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Lender by paying to Lender an amount equal to such L/C Disbursement not later than 11:00 a.m. on the date that such L/C Disbursement is made, if Borrowers shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by Borrowers prior to such time on such date, then not later than 11:00 a.m. on the Business Day that Borrowers receive such notice, if such notice is received prior to 10:00 a.m. on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be a Loan hereunder and, thereafter, shall bear interest at the rate then applicable to the Loans pursuant to Section 3.1 or 3.2, as applicable. To the extent an L/C Disbursement is deemed to be a Loan hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Loan.

(c) Borrowers hereby agree to indemnify, save, defend, and hold Lender harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, that Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender. Each Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Lender's interpretations of any L/C issued by Lender to or for any Borrower's account, even though this interpretation may be different from such Borrower's own, and each Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by a Borrower against the Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Lender under any L/C Undertaking as a result of Lender's indemnification of any Underlying Issuer; provided, , that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of Lender. Each Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all issuance charges, commissions, fees, and costs incurred by Lender relating to Underlying Letters of Credit shall be Expenses for purposes of this Credit Agreement and immediately shall be reimbursable by Borrower to Lender; it being acknowledged and agreed by each Borrower that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

ARTICLE 3
INTEREST, FEES AND EXPENSES

3.1 Interest on Loans. Subject to the provisions of Section 3.2, the Loans shall bear interest on the aggregate unpaid principal amount thereof at a rate per annum equal to the greater of (a) the Base Rate plus seven percent (7%), or (b) fifteen percent (15%). Such interest shall be payable on the first Business Day of each month and at maturity of the Loans and, after maturity of the Loans (whether by acceleration or otherwise), upon demand. Each determination by Lender of the interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.2  Interest After Event of Default. Interest on any amount of overdue interest on or overdue principal of the Loans, and interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) Payment in Full or (b) such Event of Default shall not be continuing, shall be payable on demand at a rate per annum equal to the rate at which the Loans are bearing interest pursuant to Section 3.1 above, plus eight percent (8.00%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain eight percent (8.00%) per annum above the then applicable interest rate.

3.3 Fees.

(a) Borrowers shall pay to Lender on the Closing Date and on the first day of each calendar month thereafter a collateral management fee (the “Collateral Management Fee”) equal to $3,000. The Collateral Management Fee shall be non-refundable for any reason and fully earned as of the Closing Date and each subsequent date of payment thereof.

(b) Borrowers shall pay to Lender a closing fee (the “Closing Fee”) in the amount of $600,000. The Closing Fee shall be non-refundable for any reason, fully earned as of the Closing Date and payable (i) in the amount of $300,000 on the Closing Date, and (ii) in the amount of $300,000 on July 19, 2007.

(c) If the Commitment is terminated for any reason (including, without limitation, by Lender pursuant to Section 8.2) prior to the date that is fifteen (15) Business Days prior to the date set forth in clause (a) of the definition of the term the Expiration Date, Borrowers shall pay to Lender the Make Whole Amount.

(d) The Borrowers shall pay to Lender, a non-refundable fee (the “Unused Line Fee”) equal to one-half of one percent (0.50%) per annum of the unused portion of the Commitment (with any outstanding Letters of Credit constituting usage of the Commitment). The Unused Line Fee shall accrue daily from the Closing Date until the Expiration Date, and shall be due and payable quarterly in arrears, on the first Business Day of calendar month and on the Expiration Date.

3.4 Reimbursement of Expenses. From and after the Closing Date, Borrowers shall promptly reimburse Lender for all Expenses as the same are incurred by Lender.

3.5 Letter of Credit Fee. In addition to the charges, commissions, fees, and costs set forth in subsection 2.8(e), Lender shall be entitled to charge for the account of Borrowers, on the first Business Day of each calendar month, a fee in an amount equal to one and one-quarter percent (1.25%) per annum of the Stated Amount of all Letters of Credit outstanding during the immediately preceding calendar month (the foregoing fee hereinafter referred to as the “Letter of Credit Fee”).

3.6 Authorization to Charge Borrowers’ Account. Each Borrower hereby authorizes Lender to charge Borrowers’ Account with the amount of all Fees, Expenses and other amounts to be paid hereunder and under the other Credit Documents as and when such payments become due. Borrower confirms that any charges which Lender may so make to Borrowers’ Account as herein provided will be made as an accommodation to Borrowers and solely at Lender’s discretion.

3.7 Indemnification in Certain Events. If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including with respect to reserve requirements, applicable to Lender or any Underlying Issuer or any other banking or financial institution from whom such Person borrows funds or obtains credit (a “Funding Institution”), or (b) Lender, any Underlying Issuer or any Funding Institution complies with any future guideline or request from any central bank or other Governmental Authority or (c) Lender, any Underlying Issuer or any Funding Institution determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or Lender, any Underlying Issuer or any Funding Institution complies with any request or directive regarding capital adequacy (whether of not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on the capital of Lender or such Underlying Issuer as a consequence of its obligations hereunder to a level below that which such Person could have achieved but for such adoption, change or compliance (taking into consideration such Person’s or such Funding Institution’s policies as the case may be with respect to capital adequacy) by an amount deemed by such Person to be material, or any of the foregoing events described in clauses (a), (b) or (c) increases the cost to Lender of funding or maintaining the Commitment, then Borrowers shall upon demand by Lender, for the account of Lender or, as applicable, a Funding Institution, additional amounts sufficient to indemnify such Person against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall, if requested by any Borrower, be submitted to such Borrower by the Person making such claim, and shall be conclusive absent manifest error.

3.8 Calculations and Determinations.

(a) All calculations of (i) interest hereunder, and (ii) the Unused Line Fee, shall be made by Lender on the basis of a year of 360 days, or, if such computation would cause the interest chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case to the extent applicable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable

(b) In making the determinations contemplated by Article 3, Lender may make such estimates, assumptions, allocations and the like that such Person in good faith determines to be appropriate.

(c) Each determination by Lender of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE 4
CONDITIONS PRECEDENT

4.1 Conditions to Initial Credit Event. The initial Credit Event is subject to the satisfaction or waiver, immediately prior thereto or concurrently therewith, of the following conditions precedent:

(a) Closing Document List. Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Document List attached hereto as Annex 1.

(b) Fees and Expenses. Lender shall have received payment in full of those Fees and Expenses referred to in Article 3 payable to it on or before the initial Credit Event (or an irrevocable authorization to pay such Fees or Expenses out of the proceeds of the initial Loans).

(c) Closing Date Cash Equity Investment. Lender shall have received evidence satisfactory to Lender that the Closing Date Cash Equity Investment has been consummated in accordance with the Closing Date Cash Equity Investment Documents and all applicable Requirements of Law and that CGS has received cash proceeds of the Closing Date Cash Equity Investment in an amount not less than $10,000,000.

(e) Related Transaction Documents. There shall have been delivered to Lender true, correct and complete copies of the Related Transaction Documents, each of which shall be in form and substance satisfactory to Lender.

(d) Material Adverse Effect. No Material Adverse Effect shall have occurred since September 30, 2006.

(e) Availability. Lender shall have received a completed Borrowing Base Certificate setting forth the Borrowing Base as of the Closing Date, and, after giving pro forma effect to the consummation of the Related Transactions, the funding of any Loans, or issuance of any Letters of Credit and payment of all costs and expenses in connection therewith, in each case on the Closing Date, the lesser of the (a) the Commitment and (b) the Borrower Base, shall exceed the aggregate outstanding principal balance of the Loans plus Letter of Credit Usage by at least $2,000,000.

(f) Additional Documents. Borrowers shall have executed and delivered to Lender all documents which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

4.2 Conditions to Each Credit Event. On the date of each Credit Event (including the initial Credit Event), both immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of Lender (and each request for a Credit Event, shall constitute a representation and warranty by each Borrower to Lender that on the date of such Credit Event, immediately before and immediately after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(a) The representations and warranties contained in this Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the date of such Credit Event as though made on and as of such date, except (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties remain true and correct in all material respects on and as of such earlier date), and (ii) for such representations and warranties that are subject to a Material Adverse Effect or other materiality qualifier (in which case such representations and warranties are true and correct in all respects);

(b) Lender shall have received (i) a Notice of Borrowing pursuant to Section 2.2 and (ii) a Borrowing Base Certificate pursuant to subsection 6.1(e); and

(c) No event has occurred and is continuing, or could reasonably be expected to result from such Credit Event or the application of the proceeds thereof, which would constitute a Default or an Event of Default.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Credit Agreement, each Credit Party hereby represents and warrants to Lender:

5.1 Organization and Qualification. Except as set forth on Schedule 5.1, Each Credit Party and each Subsidiary of each Credit Party: (a) is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its organization, (b) has the corporate or limited liability company, as the case may be, power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business. Schedule 5.1 lists all jurisdictions in which each Credit Party and each Subsidiary of each are qualified to do business as foreign corporations or limited liability companies.

5.2 Solvency. The fair saleable value of the assets of the Credit Parties taken as a whole on a going concern basis exceeds all probable liabilities of such Persons, including those to be incurred pursuant to this Credit Agreement and the other Credit Documents. No Credit Party (a) has unreasonably small capital in relation to the business in which it is, or proposes to be, engaged and (b) has incurred, and does not believe that it will incur after giving effect to the Related Transactions and the other transactions contemplated by this Credit Agreement and the other Credit Documents, debts beyond its ability to pay such debts as they become due.

5.3 Rights in Collateral; Priority of Liens. Each Credit Party and each Subsidiary of each Credit Party owns the property granted by it as Collateral under the Credit Documents, free and clear of any and all Liens in favor of third parties, except for those listed on Schedule 7.3. Upon the proper filing of the UCC financing statements, and the taking of the other actions specified, in each case in the Closing Document List, the Liens granted by any Credit Party (other than Magenta) pursuant to the Credit Documents will constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except, in the case of priorities, for the Liens listed on Schedule 7.3.

5.4 No Conflict. The execution, delivery and performance by each Credit Party and each Subsidiary of each Credit Party of each Credit Document and Related Transaction Document to which it is a party: (a) are within its corporate or, if applicable, limited liability company, power; (b) are duly authorized by all necessary corporate or, if applicable, limited liability company, action; (c) are not in contravention of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (d) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (e) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

5.5 Enforceability. The Credit Agreement and all of the other Credit Documents to which any Credit Party or any Subsidiary of any Credit Party is a party are the legal, valid and binding obligations of such Credit Party and such Subsidiary, as the case may be, and are enforceable against each of them, as the case may be, in accordance with their terms, except as such enforceability may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (b) general principles of equity.

5.6 Consents. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with any Credit Event hereunder, the grant of the Liens pursuant to the Credit Documents, the consummation of the Related Transactions, the continuing operations of any Credit Party or any Subsidiary of any Credit Party or with the execution, delivery, performance, validity or enforceability of this Credit Agreement, the Notes or the other Credit Documents, except for the filing of the UCC financing statements and consents or authorizations which have been obtained or filings which have been made and which, in each case, are in full force and effect.

5.7 Financial Data

(a) The Credit Parties have furnished or caused to be furnished to Lender the following Financial Statements, which have been prepared in accordance with GAAP consistently applied throughout the periods involved: (a) balance sheets as of, and statements of operations, shareholder’s equity and cash flows for the fiscal year of CGS and its consolidated Subsidiaries ending December 31, 2005, audited by independent certified public accountants and accompanied by an unqualified opinion thereon; (b) an unaudited balance sheet as of, and unaudited statements of operations, shareholder’s equity and cash flows for the nine-month fiscal period of CGS and its consolidated Subsidiaries ending September 30, 2006, and (c) an unaudited balance sheet as of, and unaudited statements of operations, shareholder’s equity and cash flows for the nine-month fiscal period of each of CentrePath and Global and their respective consolidated Subsidiaries, if any, ending, September 30, 2006.

(b) All financial performance projections delivered to Lender, including the Initial Projections, represent the Credit Parties’ best good faith estimate of future financial performance and are based on assumptions believed by the Credit Parties to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

5.8 Locations of Officers, Records and Inventory. The address of the principal place of business and chief executive office of each Credit Party and each Subsidiary of each is set forth on Schedule 5.8. The books and records of each Credit Party and each Subsidiary of each Credit Party, and all of their respective chattel paper and records of Accounts, are maintained exclusively at such locations. There is no location at which any Credit Party or any Subsidiary of any Credit Party has any Collateral (except for vehicles) other than those locations identified on Schedule 5.8. Schedule 5.8 also contains a complete list of the legal names and addresses of each warehouse at which Inventory of any Credit Party or any Subsidiary or any Credit Party is stored. None of the receipts received by any Credit Party or any Subsidiary of any Credit Party from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person’s assigns.

5.9 Fictitious Business Names. Except as set forth on Schedule 5.9, No Credit Party has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name under which it has executed this Credit Agreement.

5.10 Subsidiaries. The only Subsidiaries of the respective Credit Parties are those listed on Schedule 5.10 and the record and beneficial owners of all of the issued and outstanding Capital Securities of each Subsidiary of each Credit Party are listed on Schedule 5.10. In each case, except pursuant to the Credit Documents, there are no proxies, irrevocable or otherwise, with respect to such Capital Securities, and no Capital Securities of any Subsidiary of any Credit Party is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Capital Securities of any Subsidiary of any Credit Party, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary of any Credit Party is or may become bound to issue additional Capital Securities convertible into or exchangeable for such Capital Securities. All of such shares listed on Schedule 5.10 are owned by Person or Persons indicated free and clear of any Liens. Schedule 5.10 contains a true, correct and complete list, as to each Subsidiary of each Credit Party, of all jurisdictions in which such Subsidiary is qualified to do business as a foreign corporation.

5.11 No Judgments or Litigation. Except as set forth on Schedule 5.11, no judgments, orders, writs or decrees are outstanding against any Credit Party or any Subsidiary of any Credit Party nor is there now pending or, to the best of any Credit Party’s knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party or any Subsidiary of any Credit Party.

5.12 No Defaults. Except as set forth on Schedule 5.12, (a) no Credit Party nor any Subsidiary of any Credit Party is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any Credit Party or any Subsidiary of any is a party or by which any Credit Party or any Subsidiary of any Credit Party is bound, and (b) no Credit Party nor any Subsidiary of any Credit Party knows of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment.

5.13 Labor Matters.

(a) There are no labor controversies pending or, to the best knowledge of any Credit Party or any Subsidiary of any Credit Party after diligent inquiry, threatened between any Credit Party or any Subsidiary of any Credit Party and any of their respective employees.

(b) No Credit Party nor any Subsidiary of any Credit Party is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against any Credit Party or any Subsidiary of Credit Party or, to the best knowledge of any Credit Party or any Subsidiary of any Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against any Credit Party or any Subsidiary of any Credit Party, to the best knowledge of any Credit Party or any Subsidiary of any Credit Party, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or any Subsidiary of any Credit Party or, to the best knowledge of any Credit Party or any Subsidiary of any Credit Party, threatened against any of them and (iii) no union representation question with respect to the employees of any Credit Party or any Subsidiary of any Credit Party and no union organizing activities.

5.14 Compliance with Law.

(a) Except as set forth on Schedule 5.14, no Credit Party nor any Subsidiary of any Credit Party has (i) violated or failed to comply with any Requirement of Law or any requirement of any self-regulatory organization or (ii) any Liability of which any Credit Party or any Subsidiary of any Credit Party has knowledge or reasonably should have knowledge in connection with any release, generation, storage, use, transportation, disposal or other handling of any hazardous or toxic waste, substance or constituent, or other substance into the environment, or (iii) received any notice, letter or other indication of potential Liability arising from the release, generation, storage, use, transportation, disposal or other handling of any hazardous or toxic waste, substance or constituent or other substance into the environment.

(b) Except as set forth on Schedule 5.14, none of the operations of any Credit Party or any Subsidiary of any Credit Party is the subject of any federal or state investigation evaluating whether such Credit Party or such Subsidiary disposed of any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.

5.15 ERISA. No Credit Party nor any Subsidiary of any Credit Party nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 5.15.

5.16 Intellectual Property. Each Credit Party and each Subsidiary of each Credit Party possesses such assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names as are necessary or advisable to continue to conduct its present and proposed business activities.

5.17 Licenses and Permits. Except as set forth on Schedule 5.17, (i) each Credit Party and each Subsidiary of each Credit Party has obtained and holds in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, and (ii) no Credit Party nor any Subsidiary of any Credit Party is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

5.18 Title to Property. All Real Estate is identified on Schedule 5.18. Each Credit Party and each Subsidiary of each Credit Party has good and marketable title in fee simple to, or a valid leasehold interest in, all its Real Estate, and good title to all its other property, and none of such property is subject to any Lien, except Permitted Liens.

5.19 Investment Company. No Credit Party nor any Subsidiary of any Credit Party is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

5.20 Taxes and Tax Returns.

(a) Except as set forth on Schedule 5.20, each Credit Party and each Subsidiary of each Credit Party (and any affiliated group of which any Credit Party or any Subsidiary of any Credit Party is now or have been members) have timely filed (inclusive of any permitted extensions) with the appropriate taxing authorities all returns (including information returns) in respect of Credit Party Taxes required to be filed through the date hereof and will timely file (inclusive of any permitted extensions) any such returns required to be filed on and after the date hereof. The information filed is complete and accurate in all material respects. All deductions taken by any Credit Party and its Subsidiaries as reflected in such income tax returns have been taken in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been made in accordance with GAAP. Except as specified in Schedule 5.20, no Credit Party, no Subsidiary of any Credit Party, nor any group of which any Credit Party or any Subsidiary of any Credit Party is now or were members, have requested any extension of time within which to file returns (including information returns) in respect of the Credit Party Taxes.

(b) Except for franchises taxes payable with respect to those matters described on Schedule 5.1, all taxes, assessments, fees and other governmental charges payable by each Credit Party and each Subsidiary of each Credit Party (and any affiliated group of which any Credit Party or any Subsidiary of any Credit Party is now or has been a member) in respect of their incomes, franchises, businesses, properties or otherwise (“Credit Party Taxes”) in respect of periods beginning prior to the date hereof, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in Schedule 5.20 or in the Financial Statements, and no Credit Party nor any Subsidiary of any Credit Party has any liability for taxes in excess of the amounts so paid or reserves so established.

(c) No deficiencies for Credit Party Taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Credit Party or any Subsidiary of any Credit Party and no Tax Liens have been filed. There are no pending or, to the best of the knowledge of any Credit Party or any Subsidiary of any Credit Party, threatened audits, investigations or claims for or relating to any liability in respect of Credit Party Taxes, and there are no matters under discussion with any governmental authorities with respect to Credit Party Taxes which are likely to result in a material additional liability for Credit Party Taxes. No extension of a statute of limitations relating to Credit Party Taxes is in effect with respect to any Credit Party or any Subsidiary of any Credit Party .

(d) No Credit Party nor any Subsidiary of any Credit Party has any obligation under any agreement regarding payments in lieu of Credit Party Taxes.

5.21 Status of Accounts. Each Account of each Borrower is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its businesses; the goods and inventory being sold by each Borrower and the Accounts created thereby are the exclusive property of such Borrower and are not and shall not be subject to any Lien whatsoever other than those arising under the Security Agreement and the customer’s of each Borrower have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra.

5.22 Material Contracts. Schedule 5.22 contains a true, correct and complete list of all the Material Contracts currently in effect on the date hereof. None of the Material Contracts contains any burdensome restrictions on any Credit Party or any Subsidiary of any Credit Party or any of their respective properties. Except as set forth on Schedule 5.22, all of the Material Contracts are in full force and effect, and no defaults by any Credit Party or, to the best of any Credit Party’s knowledge, any other party thereto, currently exist thereunder.

5.23 Affiliate Transactions. Except as set forth on Schedule 5.23, or otherwise expressly permitted hereunder, no Credit Party nor any Subsidiary of any Credit Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of any Credit Party or any Subsidiary of any Credit Party is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s or such Subsidiary’s business, as the case may be, and (b) upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary, as the case may be, than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

5.24 Accuracy and Completeness of Information. All factual information furnished by or on behalf of any Credit Party or any Subsidiary of any Credit Party in writing to Lender or the Auditors for purposes of or in connection with this Credit Agreement or any of the other Credit Documents, any of the Related Transaction Documents or any other transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

5.25 Recording Taxes. All mortgage recording taxes, recording fees and other charges payable in connection with the filing and recording of the Credit Documents have either been paid in full by Credit Parties or arrangements for the payment of such amounts satisfactory to Lender shall have been made.

5.26 No Adverse Change or Event. Since September 30, 2006, no change in the business, assets, Liabilities, financial condition, results of operations or business prospects of any Credit Party or any Subsidiary of any Credit Party has occurred, and no event has occurred or failed to occur, that has had or could reasonably be expected to have, either alone or in conjunction with all other such changes, events and failures, a Materially Adverse Effect. Such an adverse change may have occurred, and such an event may have occurred or failed to occur, at any particular time notwithstanding the fact that at such time no Default or Event of Default shall have occurred and be continuing.

5.27 Additional Adverse Facts. Except for facts and circumstances disclosed on Schedule 5.27, no fact or circumstance is known to any Credit Party or any Subsidiary of any Credit Party , as of the Closing Date, that, either alone or in conjunction with all other such facts and circumstances, has had or might have (so far as any Credit Party or any Subsidiary of any Credit Party can foresee) a Materially Adverse Effect. If a fact or circumstance disclosed on such Schedule should in the future have a Materially Adverse Effect, such Materially Adverse Effect shall be a change or event subject to Section 5.26 notwithstanding such disclosure.

5.28 Foreign Assets Control Regulations and Anti-Money Laundering. OFAC. No Credit Party nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

5.29 Patriot Act. Each Credit Party and each Subsidiary of each Credit Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6
AFFIRMATIVE COVENANTS

Until the Expiration Date and payment and satisfaction of all Obligations:

6.1 Financial Information. Each Credit Party shall furnish or cause to be furnished to Lender the following information within the following time periods:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Consolidated Entity, (i) audited Financial Statements as of the close of the fiscal year and for the fiscal year, together with comparisons to the Financial Statements for the prior year, in each case accompanied by (A) an unqualified opinion of the Auditors, which opinion shall be in scope and substance satisfactory to Lender in its sole discretion, (B) such Auditors’ “Management Letter” to CGS, (C) a written statement signed by the Auditors stating that in the course of the regular audit of the business of the Consolidated Entity, which audit was conducted by the Auditors in accordance with generally accepted auditing standards, the Auditors have not obtained any knowledge of the existence of any Default or Event of Default under any provision of this Credit Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default or Event of Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default or Event of Default, (ii) a narrative discussion of the consolidated and consolidating financial condition and results of operations and the consolidated and consolidating liquidity and capital resources of the Consolidated Entity for such fiscal year prepared by the chief executive officer or chief financial officer of CGS, and (iii) a compliance certificate substantially in the form of Exhibit C;

(b) as soon as available and in any event within thirty (30) days after the end of each month, (i) consolidated and consolidating balance sheets for the Consolidated Entity as at the end of such month and consolidated and consolidating statements of operations and cash flows for such month and for the fiscal year to date, together with a comparison to the consolidated and consolidating balance sheets, statements of operations and statements of cash flows for the same periods in the prior year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief executive officer or chief financial officer of CGS as having been prepared in accordance with GAAP, (ii) a compliance certificate substantially in the form of Exhibit C along with a schedule in form and substance satisfactory to Lender of the calculations used in determining, as of the end of such month, whether the Credit Parties were in compliance with the covenants set forth in Articles 6 and 7 of this Credit Agreement for such month;

(c) (i) not later than forty-five (45) days after the Closing Date, monthly projections of the financial condition and results of operations of the Consolidated Entity for the fiscal years of the Consolidate Entity ending December 31, 2007 and December 31, 2008, respectively, which projections shall be in form and substance satisfactory to Lender in its sole and absolute discretion (the “Initial Projections”), in each case, including, but not limited to, projected consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows and consolidated and consolidating statements of changes in shareholders’ equity for each of such fiscal years; and (ii) not later than forty-five (45) days prior to the end of each fiscal year of the Consolidated Entity commencing with such fiscal year ending December 31, 2007, monthly projections of the financial condition and results of operations of the Consolidated Entity for the following two (2) fiscal years, including, but not limited to, projected consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows and consolidated and consolidating statements of changes in shareholders’ equity for such fiscal years;

(d) a copy of the state and federal income tax returns of each Credit Party and each Subsidiary of such each Credit Party within thirty (30) days after they are filed with the appropriate taxing authorities, in each case if and when requested by Lender;

(e) upon request by Lender at any time and in any event together with each Notice of Borrowing submitted to Lender pursuant to Section 2.2, a borrowing base certificate (each a “Borrowing Base Certificate”) in form and substance satisfactory to Lender, duly completed, detailing each Borrower’s Eligible Accounts as of the date of submission thereof, and certified by and certified by the chief executive officer or chief financial officer of CGS. In addition, each Borrowing Base Certificate shall have attached to it such additional schedules and/or other information as Lender may reasonably request;

(f) promptly and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of CGS specifying the nature thereof and the proposed response thereto, each in reasonable detail;

(g) within thirty (30) days after the end of each month, a comparison of the actual results of consolidated and consolidating operations, consolidated and consolidating cash flows and capital expenditures for the Consolidated Entity for such month and for the period from the beginning of the current fiscal year through the end of such month with actual results of operations, cash flow and capital expenditures for the Consolidated Entity for the same periods of the prior fiscal year;

(h) promptly upon the earlier of the mailing or filing thereof, copies of all 10-Ks, 10-Qs, 8-Ks, proxy statements, annual reports, quarterly reports, registration statements and any other filings or other communications made by any Credit Party to holders of its publicly traded securities or the Securities Exchange Commission from time to time pursuant to the Exchange Act or the Securities Act of 1933, as amended;

(i) from time to time, such further information regarding the Collateral, business affairs and prospects and financial condition of such Credit Party and each Subsidiary of such Credit Party as Lender may reasonably request.

6.2 Inventory. Upon the request of Lender from time to time, each Credit Party shall provide to Lender written statements listing items of Inventory of such Credit Party in reasonable detail as requested by Lender.

6.3 Corporate Existence. Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) maintain its corporate existence and maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other rights necessary or advisable to the profitable conduct of their businesses, (b) continue in, and limit their operations to, the same general lines of business as presently conducted by it and (c) comply with all Requirements of Law.

6.4 ERISA. Each Credit Party shall deliver to Lender, at such Credit Party’s expense, the following information at the times specified below:

(a) within thirty (30) days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

(b) within thirty (30) days after receipt by such Credit Party, any Subsidiary of such Credit Party or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(c) within ten (10) days upon the occurrence thereof, notification of any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which such Credit Party, any Subsidiary of such Credit Party or any ERISA Affiliate was not previously contributing; and

(d) within three (3) days upon the occurrence thereof, any event or condition referred to in clauses (i) through (vii) of subsection 8.1(l), whether or not such event or condition shall constitute an Event of Default.

Each Credit Party and each Subsidiary of each Credit Party shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, and all other Requirements of Law, other than to the extent such Credit Party or any such Subsidiary (i) is in good faith contesting by appropriate proceedings the validity or application of any such provision, law, rule, regulation or interpretation and (ii) has made an adequate reserve or other appropriate provision therefor as required in order to be in conformity with GAAP.

6.5 Books and Records. Each Credit Party agrees to maintain, and to cause each of its Subsidiaries to maintain, books and records, including those pertaining to the Collateral, in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect Lender’s respective interests in its Accounts. Each Credit Party agrees that Lender or its agents may enter upon the premises of such Credit Party or any Subsidiary of such Credit Party at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence of a Default, and which has not otherwise been waived pursuant to Section 9.10, for the purposes of (a) conducting field examinations and appraisals and inspecting, evaluating and verifying the Collateral, (b) inspecting and/or copying (at such Credit Party’s expense) any and all records pertaining thereto and (c) discussing the business affairs and prospects and financial condition of such Credit Party and each Subsidiary of such Credit Party with any officers, employees and directors of such Credit Party or such Subsidiary or with the Auditors. Each Credit Party shall give Lender thirty (30) days prior written notice of any change in the location of any Collateral or in the location of its chief executive office or place of business from the locations specified in Schedule 5.8, and such Credit Party shall execute in advance of such change and cause to be filed and/or delivered to Lender any financing statements, Collateral Access Agreements or other documents required by Lender, all in form and substance satisfactory to Lender. Each Credit Party agrees to advise Lender promptly, in sufficient detail, of any substantial changes relating to the type, quantity or quality of the Collateral, or any event which singly or in the aggregate reasonably be expected to have a material adverse effect on the value of the Collateral or on the Liens granted for the benefit of Lender thereon.

6.6 Collateral Records. Each Credit Party agrees to execute and deliver, and to cause each of its Subsidiaries to execute and deliver, to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral. The failure by any Credit Party or any Subsidiary of any Credit Party, however, to promptly give Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Credit Documents.

6.7 Security Interests. Each Credit Party shall, and shall cause each of its Subsidiaries to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all state and federal laws in order to grant to Lender valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, being effected by giving Lender control of such investment property, rather than by the filing of a UCC financing statement with respect to such investment property. Lender is hereby authorized by each Credit Party to file any UCC financing statements covering the Collateral. Each Credit Party shall, and shall cause each of its Subsidiaries to, do whatever Lender may reasonably request, from time to time, to effect the purposes of this Credit Agreement and the other Credit Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Lender’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgagees; and, paying claims which might, if unpaid, become a Lien on the Collateral.

6.8 Insurance; Casualty Loss.

(a) Each Credit Party agrees to maintain, and to cause each of its Subsidiaries to maintain, public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to Lender in its commercially reasonable judgment. All policies covering the Collateral are to name Lender as an additional insured and the loss payee in case of loss, and are to contain such other provisions as Lender may reasonably require to fully protect the interest of Lender in the Collateral and to any payments to be made under such policies. Each Credit Party shall provide written notice to Lender of the occurrence of any of the following events within five (5) Business Days after the occurrence of such event: any asset or property owned or used by such Credit Party or any Subsidiary of such Credit Party is (i) damaged or destroyed, or suffers any other loss; or (ii) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purposes for which such asset or property was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise (collectively, a “Casualty Loss”). Each Borrower shall diligently file and prosecute, or cause to be filed and prosecuted, all claims for any award or payment in connection with a Casualty Loss with respect to such Credit Party or any Subsidiary of such Credit Party. In the event of a Casualty Loss with respect to any Credit Party or any Subsidiary of such Credit Party, such Credit Party shall pay to Lender, promptly upon receipt thereof, any and all insurance proceeds and payments received by such Credit Party or such Subsidiary on account of damage, destruction, loss, condemnation or eminent domain proceedings. Lender may, at its election and in its sole discretion, (i) apply the proceeds realized from Casualty Losses to payment of accrued and unpaid interest or outstanding principal under Loans or any other Obligations then due and payable, (ii) hold such proceeds as additional Collateral to secure any other Obligations not then due and payable or (iii) pay such proceeds to the applicable Credit Party to be used to repair, replace or rebuild the asset or property or portion thereof that was the subject of the Casualty Loss. After the occurrence and during the continuance of an Event of Default, (A) no settlement on account of any such Casualty Loss with respect to any Credit Party or any Subsidiary of any Credit Party shall be made without the consent of Lender and (B) Lender may participate in any such proceedings and the applicable Credit Party shall deliver to Lender such documents as may be requested by Lender to permit such participation and shall consult with Lender, its attorneys and agents in the making and prosecution of such claim or claims. Each Credit Party hereby irrevocably authorizes and appoints Lender its attorney-in-fact, and agrees that, upon request, it will cause each Subsidiary of Credit Party to authorize and appoint Lender its attorney-in-fact, after the occurrence and during the continuance of an Event of Default, to collect and receive any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest with full power of substitution, and each Credit Party shall, upon demand of Lender, make, execute and deliver, and cause each of its Subsidiary to make, execute and deliver, any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to Lender free and clear of any encumbrances of any kind or nature whatsoever.

(b) UNLESS A CREDIT PARTY PROVIDES LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS CREDIT AGREEMENT, LENDER MAY PURCHASE INSURANCE AT SUCH CREDIT PARTY’S EXPENSE TO PROTECT LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT SUCH CREDIT PARTY’S INTERESTS. THE COVERAGE THAT LENDER PURCHASES MAY NOT PAY ANY CLAIM THAT SUCH CREDIT PARTY MAY MAKE OR ANY CLAIM THAT IS MADE AGAINST SUCH CREDIT PARTY IN CONNECTION WITH THE COLLATERAL. SUCH CREDIT PARTY MAY LATER CANCEL ANY INSURANCE PURCHASED BY LENDER, BUT ONLY AFTER PROVIDING LENDER WITH EVIDENCE THAT SUCH CREDIT PARTY HAS OBTAINED INSURANCE AS REQUIRED BY THIS CREDIT AGREEMENT. IF LENDER PURCHASES INSURANCE FOR THE COLLATERAL, SUCH CREDIT PARTY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE ANY CREDIT PARTY MAY BE ABLE TO OBTAIN ON ITS OWN.

6.9 Credit Party Taxes. Each Credit Party agrees to pay, when due, and to cause each of its Subsidiaries to pay when due, all Credit Party Taxes lawfully levied or assessed against such Credit Party, any Subsidiary of such Credit Party or any of their properties, including any of the Collateral, before any penalty or interest accrues thereon; provided, unless the Credit Party Taxes have become a federal tax or ERISA Lien on any of the assets of such Credit Party or any such Subsidiary, no Credit Party Taxes need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

6.10 Compliance With Laws.

(a) Each Credit Party agrees to comply, and to cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law applicable to its business or its operations or to the Collateral or any part thereof.

(b) Within fifteen (15) days after any Credit Party learns of the enactment or promulgation of any Requirement of Law which could reasonably be expected to have a Material Adverse Affect, such Credit Party shall provide Lender with notice thereof.

(c) At the request of Lender from time to time, but in any event not more frequently than once in any twelve month period, and at the sole cost and expense of such Credit Party, each Credit Party shall retain an environmental consulting firm, satisfactory to Lender in its commercially reasonable judgment, to conduct an environmental review, audit or investigation of the specific items as requested by Lender relating to the properties of such Credit Party and its Subsidiaries and provide to Lender a copy of any reports delivered in connection therewith. At the request of Lender, each Credit Party shall provide Lender with any additional information relating to environmental matters and any potential related liability resulting therefrom as Lender may reasonably request.

6.11 Use of Proceeds. The proceeds of the Loans shall be used solely to (a) pay fees and expenses in connection with the Related Transactions, including Fees and Expenses due on the Closing Date pursuant to Article 4, and (b) effect the transactions contemplated by the Rollover Note Documents, (c) repay certain existing Indebtedness and other obligations of the Credit Parties, and (d) fund working capital and, to the extent permitted hereunder, other general corporate purposes, of the respective Credit Parties. No Credit Party shall use any portion of the proceeds of any such Loans for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

6.12 Fiscal Year. Each Credit Party agrees to maintain its fiscal year as a year ending December 31st of each calendar year, unless otherwise required by law, in which case such Borrower will give Lender at least thirty (30) days prior written notice thereof.

6.13 Notification of Certain Events. Each Credit Party agrees that it shall promptly (but, in the case of clause (g), in any event within two (2) Business Days after such Credit Party learns of any such proceeding, change, development or event) notify Lender of:

(a) any Material Contract of such Credit Party or any Subsidiary of such Credit Party that is terminated or amended or any new Material Contract that is entered into (in which event such Credit Party shall provide Lender with a copy of such Material Contract);

(b) any material change or amendment of the material terms upon which suppliers of such Credit Party or any Subsidiary of such Credit Party do business with such Credit Party or such Subsidiary;

(c) the entry of any order, judgment or decree in excess of $50,000 against such Credit Party or any Subsidiary of such Credit Party or any of their respective properties or assets;

(d) receipt by such Credit Party or any Subsidiary of such Credit Party of any notification of violation of any Requirement of Law from any Governmental Authority;

(e) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect;

(f) any proceedings being instituted or threatened to be instituted by or against such Credit Party or any Subsidiary of such Credit Party before any Governmental Authority or arbitrator;

(g) any Event of Default or Default; and

(h) The occurrence of any event of default or unmatured event of default under or in respect of any of the Subordinated Notes.

6.14 Intellectual Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of patents, copyrights, trademarks, service marks and other marks, trade names or other trade rights.

6.15 Maintenance of Property. Each Credit Party agrees to keep, and to cause each of its Subsidiaries to keep, all property useful and necessary to its respective businesses in good working order and condition (ordinary wear and tear and accidental casualty excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties.

6.16 Further Assurances. Each Credit Party shall take, and shall cause each of its Subsidiaries to take, all such further actions and execute all such further agreements, documents and instruments as Lender may at any time determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of Lender on the Collateral.

ARTICLE 7
NEGATIVE COVENANTS

Until the Expiration Date and Payment in Full, each of the Credit Parties agrees that:

7.1 Financial Covenants.

(a) The Credit Parties shall not make or commit to make, or permit any of their respective Subsidiaries to make to commit to make, Capital Expenditures during any fiscal year of the Consolidated Entity that exceed in the aggregate for all Credit Parties and their respective Subsidiaries combined an amount equal to projected Capital Expenditures for such fiscal year set forth in the Initial Projections.

(b) The Credit Parties shall not permit EBITDA for any fiscal quarter of the Consolidated Entity ending after the Closing Date to be more than twenty-five percent (25%) less than projected EBITDA for such fiscal quarter set forth in the Initial Projections.

7.2 No Additional Indebtedness. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness secured by Purchase Money Liens not to exceed, in the aggregate for Credit Parties and their respective Subsidiaries combined, $500,000 outstanding at any one time, such Indebtedness to be from parties and to have terms and conditions satisfactory to Lender;

(b) Indebtedness arising under this Credit Agreement and the other Credit Documents

(c) Indebtedness evidenced by Subordinated Notes; and

(d) Indebtedness described (and in the respective principal amounts set forth) on Schedule 7.2.

7.3 No Liens; Judgments
. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, mortgage, assign, pledge, transfer, create, incur, assume, suffer to exist or otherwise permit any Lien (whether as a result of a purchase money or title retention transaction, or other security interest, judgment or otherwise) to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens granted by any Credit Party or any Subsidiary of any Credit Party pursuant to any Credit Document;

(b) Liens granted by any Credit Party or any Subsidiary of any Credit Party pursuant to any Subordinated Note Documents;

(c) Liens described on Schedule 7.3;

(d) Purchase Money Liens securing Indebtedness permitted pursuant to subsection 7.2(a);

(e) Liens of warehousemen, mechanics, material men, workers, repairmen, common carriers and landlords arising by operation of law not waived in connection herewith, for amounts that are not yet due and payable;

(f) Attachment and judgment Liens securing outstanding Liabilities of a Credit Party or a Subsidiary of a which individually or in the aggregate for all such Liens are not in excess of $50,000 for Credit Parties and their respective Subsidiaries combined;

(g) Liens for Credit Party Taxes not yet due and payable or which are being diligently contested in good faith by a Credit Party by appropriate proceedings; provided, that, in any such case an adequate reserve is being maintained by the applicable Credit Party for the payment of same;

(h) Deposits or pledges of cash or Cash Equivalents to secure obligations arising in the ordinary course of business under workmen’s compensation, social security or similar laws, or under unemployment insurance;

(i) Deposits or pledges of cash or cash Equivalents to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of $1,000,000 outstanding at any one time for Credit Parties and their respective Subsidiaries combined; and

(j) Easements, rights-of-way, restrictions and other similar encumbrances arising or incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not detract in any material respect from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the business of any Credit Party or any Subsidiary of any Credit Party.

For the purposes of subsection 7.3(e), (g) and (h), Liabilities and obligations referred to therein shall remain “outstanding”, notwithstanding the sale or other disposition of any property subject to a Lien permitted thereunder.

7.4 No Sale of Assets. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (a) Inventory in the ordinary course of business, (b) obsolete or worn out property disposed of in the ordinary course of business and other dispositions of assets (other than Capital Securities); provided: (i) such dispositions described in the foregoing clause (b) are for fair value; (ii) one hundred percent (100%) of the consideration for each of such other dispositions is received by such Credit Party or such Subsidiary, as the case may be, in the form of cash; and (iii) the consideration for such other dispositions does not exceed, in the aggregate for Credit Parties and their Subsidiaries combined, for any fiscal year, $250,000.

7.5 No Corporate Changes. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, merge, consolidate or otherwise alter or modify such Person’s Governing Documents, structure, status or existence, or enter into or engage in any operation or activity materially different from that currently being conducted by such Credit Party or such Subsidiary; provided, that, anything contained in this Credit Agreement or any other Credit Document to the contrary notwithstanding, CGS shall not (i) engage in, or commit to engage in, any business or other activities, or enter into, execute or perform any business transaction except as provided in the Credit Documents and activities incidental to being a holding company, (ii) own any material property or assets other than Capital Securities of other Credit Parties and general intangibles arising from the Credit Documents and the Related Transaction Documents, (iii) incur any Indebtedness (other than Indebtedness arising from the Credit Documents and the Related Transaction Documents to which it is a party, including, without limitation, Indebtedness evidenced by Subordinated Notes), or (iv) grant any Liens on any of its Property (other than Liens granted to Lender pursuant to the Credit Documents).

7.6 No Guaranties. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, issue or assume any Guaranty with respect to the Liabilities of any other Person, except (a) pursuant to the Credit Documents, (b) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) Indebtedness permitted to be incurred pursuant to Section 7.2.

7.7 No Restricted Payments. No Credit Party shall, or shall not permit any of its Subsidiaries to, directly or indirectly make any Restricted Payment; provided, that, notwithstanding the foregoing:

(a) any Subsidiary of a Borrower may declare and pay dividends and other distributions to any Borrower;

(b) any Credit Party may declare and pay dividends and other distributions to holders of its Capital Securities, payable solely in its common stock, to the extent that (except in the case of such dividends or other distributions made by CGS) such common stock is pledged to Lender as collateral security for the Obligations in accordance with the terms and provisions of the respective Collateral Documents; and

(c) any other Credit Party may declare and pay dividends and other distributions to CGS, to permit CGS to pay (substantially contemporaneously with, and in the same amount of, such dividend or distribution), without duplication:

(i) amounts solely sufficient to permit CGS to pay as and when due and payable franchise taxes and other similar ordinary course licensing expenses and other general and customary holding company costs and expenses incurred by CGS in the ordinary course of business and otherwise relating solely to activities in which CGS otherwise is permitted to engage under the Credit Documents, including, without limitation; and

(ii) amounts set forth in the Initial Notice of Borrowing delivered to Lender hereunder.

7.8 No Investments. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person other than:

(a) Investments in existence on the Closing Date which are set forth on Schedule 7.8;

(b) Advances or loans made to employees in the ordinary course of business not to exceed $10,000 outstanding at any time to any one Person and $50,000 in the aggregate outstanding at any one time;

(c) Cash Equivalents, to the extent Lender has a perfected, first priority Lien thereon securing all Obligations; and

(d) Guaranties permitted under Section 7.6.

7.9 No Affiliate Transactions. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with, including the purchase, sale or exchange of property or the rendering of any service to any Affiliate of any Credit Party or any Subsidiary of any Credit Party and whether or not such transaction would otherwise be permitted under any of the other provisions of the Credit Documents, except in the ordinary course of and pursuant to the reasonable requirements of such Person’s business and upon fair and reasonable terms no less favorable to such Person than could be obtained in a comparable arms-length transaction with an unaffiliated Person.

7.10 Limitation on Transactions Under ERISA. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly:

(f) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that such Credit Party , any Subsidiary of such Credit Party or any ERISA Affiliate is required to provide security to such a Benefit Plan under Section 401(a)(29) of the Code; or

(g) allow the representation made in Section 5.15 to be untrue at any time.

7.11 No Additional Bank Accounts. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts of any kind whatsoever at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the depositary accounts set forth on Schedule 7.11.

7.12 Material Amendments of Material Contracts. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of, any of the Material Contracts, except, in the case of any Material Contract with a customer of an Credit Party, (i) to the extent that such amendment, modification, cancellation or termination occurs in the ordinary course of such Credit Party’s business or (ii) in the case of any such cancellation or modification, such cancellation or modification occurs at the request of any party thereto other than any Credit Party.

7.13 Additional Restrictive Covenants. No Credit Party shall, or shall permit any of its Subsidiaries to, directly of indirectly, create or otherwise cause or suffer to exist or become effective (a) any consensual restriction limiting the ability (whether by covenant, event of default, subordination or otherwise and including any such the effect of which is to require the providing of equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of Lender) to (i) pay dividends or make any other distributions on shares of its Capital Securities held by such Credit Party or any other Subsidiary of such Credit Party; (ii) pay any Liability owed to such Credit Party or any other Subsidiary of such Credit Party; (iii) make any loans or advances to other Investments in such Credit Party or in any other Subsidiary of such Credit Party; or (iv) create or permit to exist any Lien upon the assets of such Credit Party or any Subsidiary of such Credit Party, other than Liens permitted under Section 7.3; or (b) any contractual obligation which may restrict or inhibit Lender’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default; other than Permitted Restrictive Covenants.

7.14 No Additional Subsidiaries. No Credit Party shall, or shall permit any of its Subsidiaries to, directly or indirectly, form or acquire any new Subsidiaries.

7.15 Limitation on Derivative Transactions. No Credit Party shall, or shall permit any of its Subsidiaries to, enter into any Derivative Transaction.

7.16 Related Documents. No Credit Party shall, or shall permit any of its Subsidiaries to, (a) amend, restate, supplement, waive or otherwise modify in any respect any of the terms or provisions of, and will not fail to enforce or diligently pursue its remedies under, any of the Related Document, as in effect on the Closing Date, or (b) take or fail to take any action under any Related Document that reasonably could be expected to have a Material Adverse Effect.

7.17 OFAC. No Credit Party shall, or shall permit any of its Subsidiaries to, (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder (whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of any Credit Party or any Subsidiary of any Credit Party, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body):

(a) failure of any Credit Party to pay any Obligations when due, whether at stated maturity, by acceleration, or otherwise.

(b) failure of any Credit Party or any Subsidiary of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in subsection 2.3(a) or in Articles 6 or 7;

(c) any representation or warranty made by any Credit Party or any Subsidiary of any Credit Party under this Credit Agreement or under any other Credit Document shall prove to have been incorrect or misleading in any material respect when made or deemed made, except (i) to the extent that such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall prove to have been incorrect or misleading on or as of such earlier date), and (ii) for any such representation or warranty that is subject to a Material Adverse Effect or other materiality qualifier (in which case such representation or warranty shall prove to have been incorrect or misleading in any respect); or

(d) any Credit Party or any Subsidiary of any Credit Party shall fail to comply with any covenant contained in this Credit Agreement (other than under a provision covered by subsections 8.1(a) or (b) above) or the other Credit Documents, which failure to comply is not cured within ten (10) Business Days of its occurrence;

(e) dissolution, liquidation, winding up or cessation of the businesses of any Credit Party or any Subsidiary of any Credit Party, or the failure of any Credit Party or any Subsidiary of any Credit Party to meet its debts as they mature, or the calling of one or more meetings of the major creditors of any Credit Party or any Subsidiary of any Credit Party for purposes of obtaining a moratorium on payment or a compromise of such Person’s debts;

(f) the insolvency (however defined) of any Credit Party or any Subsidiary of any Credit Party; or

(g) the commencement by or against of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law and, in the event any such proceeding is commenced against any Credit Party or any Subsidiary of any Credit Party, such proceeding is not dismissed within thirty (30) days;

(h) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) which permits, or could permit, the acceleration of the maturity of, any note, agreement or instrument evidencing any other Indebtedness of any Credit Party or any Subsidiary of any Credit Party, and the aggregate principal amount of all such Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is permitted to be accelerated, exceeds $50,000;

(i) any covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than Lender) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of Lender, or any action or proceeding shall have been commenced by any Person (other than Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable; or

(j) Thomas G. Hudson shall cease for any reason to occupy the office of Chief Executive Office of CGS or to perform the customary functions of such office on a full time basis, and (i) immediately upon such cessation, CGS shall have failed to employ the services of a replacement therefor from an outside employment agency, in each case acceptable to Lender, to perform such functions on an interim basis, or (ii) within sixty (60) days of such cessation, CGS shall have failed to employ a permanent replacement therefor acceptable to Lender to perform such functions on a permanent basis; or

(k) the occurrence of a Change of Control; or

(l) (i) any Termination Event shall occur with respect to any Benefit Plan of any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate, (ii) any Accumulated Funding Deficiency, whether or not waived, shall exist with respect to any such Benefit Plan, (iii) any Person shall engage in any Prohibited Transaction involving any such Benefit Plan, (iv) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate shall be in “default” (as defined in ERISA Section 4219(c)(5)) with respect to payments owing to any such Benefit Plan that is a Multiemployer Plan as a result of such Person’s complete or partial withdrawal (as described in ERISA Section 4203 or 4205) therefrom, (v) any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate shall fail to pay when due an amount that is payable by it to the PBGC or to any such Benefit Plan under Title IV of ERISA, (vi) a proceeding shall be instituted by a fiduciary of any such Benefit Plan against any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate to enforce ERISA Section 515 and such proceeding shall not have been dismissed within 30 days thereafter or (vii) any other event or condition shall occur or exist with respect to any such Benefit Plan, except that no event or condition referred to in clauses (i) through (vii) shall constitute an Event of Default if it, together with all other such events or conditions at the time existing, has not subjected, and in the reasonable determination of Lender will not subject, any Credit Party or any Subsidiary of any Credit Party to any liability that, alone or in the aggregate with all such liabilities for all such Persons, exceeds $50,000.

8.2 Acceleration and Cash Collateralization. Upon the occurrence of an Event of Default and which is continuing, Lender may take any or all of the following actions, without prejudice to the rights of Lender to enforce its claims against any or all of the Credit Parties: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in subsection 8.1(f), in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of Lender; and (b) immediately terminate the Commitment hereunder.

In addition, upon demand by Lender upon the occurrence of any Event of Default and which is continuing, Borrowers shall deposit with Lender cash or Cash Equivalents in an amount equal to 110% of the Risk Participation Liability.

8.3 Remedies. From and after the occurrence of any Event of Default and which is continuing, Lender may: (a) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to any or all of the Collateral, or Lender may use (at the expense of the Credit Parties) such of the supplies or space of any Credit Party at such Credit Party’s place of business or otherwise, as may be necessary to properly administer and control any or all of the Collateral or the handling of collections and realizations thereon; (b) bring suit, in the name of any Credit Party or Lender and generally shall have all other rights respecting any or all of the Collateral, including the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any or all of the Collateral and issue credits in the name of any Credit Party or Lender; and (c) foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing same. Lender shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of any Credit Party or Lender, or in the name of such other party as Lender may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as Lender in its sole discretion may deem advisable, and Lender shall have the right to purchase at any such sale. If any Collateral shall require rebuilding, repairing, maintenance or preparation, Lender shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting such Collateral in such saleable form as Lender shall deem appropriate. Each Credit Party agrees, at the request of Lender, to assemble the Collateral and to make it available to Lender at places which Lender shall select, whether at the premises of such Credit Party or elsewhere, and to make available to Lender the premises and facilities of such Credit Party for the purpose of Lender taking possession of, removing or putting the Collateral in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that five (5) Business Days notice shall constitute reasonable notification. Unless expressly prohibited by the licensor thereof, if any, Lender is hereby granted a license to use all computer software programs, data bases, processes and materials used by each Credit Party in connection with its businesses or in connection with the Collateral. The net cash proceeds resulting from Lender’s exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be applied by Lender to the payment of the Obligations, whether due or to become due, in such order as Lender may elect, and pending such payment shall be held as security for such payment. Credit Parties shall remain liable on a joint and several basis to Lender for any deficiencies. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

ARTICLE 9
MISCELLANEOUS

9.1 -SUBMISSION TO JURISDICTION; WAIVERS. EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS, IN EACH CASE LOCATED IN CHICAGO, ILLINOIS, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH CREDIT PARTY AT THE ADDRESS OF SUCH CREDIT PARTY SET FORTH IN SECTION 9.5 OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST SUCH CREDIT PARTY, OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

(e) WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND

(f) WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.

9.2 JURY TRIAL. EACH CREDIT PARTY AND LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

9.3 GOVERNING LAW. THE RIGHTS AND DUTIES OF EACH CREDIT PARTY AND LENDER UNDER THIS CREDIT AGREEMENT, THE NOTES (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE RATE) AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

9.4 Delays; Partial Exercise of Remedies. No delay or omission of Lender to exercise any right or remedy hereunder or under any of the other Credit Documents, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

9.5 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, facsimiled or delivered, if to any Credit Party, at the following address:

CAPITAL GROWTH SYSTEMS, INC.
50 East Commerce Drive, Suite A
Schaumburg, Illinois 60173

Attention: Chief Executive Officer
Facsimile: (630) 872-5801

with a copy to:

SHEFSKY & FROELICH LTD.
111 East Wacker Drive, Suite 2800
Chicago, Illinois 60601
Attention: Mitchell D. Goldsmith
Facsimile: (312) 527-3194

and, if to Lender, to it at the following address:

HILCO FINANCIAL, LLC
5 Revere Drive
Suite 206
Northbrook, Illinois 60062
Attention: David B. Chisholm
Facsimile: (847) 509-1150

with a copy to:

KATTEN MUCHIN ROSENMAN LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention: Denise S. Burn, Esq.
Facsimile: (312) 577-8778

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 9.5. All such notices and other communications shall be effective, (a) if mailed, when received or three days after deposited in the mails, whichever occurs first, (b) if facsimiled, on the date of transmission if transmitted before 4:00 p.m. (Chicago time), otherwise on the next Business Day, (c) if delivered by personal delivery, upon delivery, or (d) if delivered by overnight courier one (1) Business Day after delivery to the courier (specifying one (1) Business Days’ delivery), in each case, properly addressed.

9.6 Assignability by Lender.

(a) Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of Lender.

(b) Lender may assign or sell participations to one or more banks, other financial institutions, investment funds or any other Person all or a portion of the Commitment, the Loans and the other rights and obligations of Lender under this Credit Agreement, any Note and the other Credit Documents.

9.7 Confidentiality. Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of such Credit Party (other than to its employees, auditors, advisors, Affiliates and counsel) any information with respect to any Credit Party or any of its Subsidiaries which is furnished pursuant to this Credit Agreement or any of the other Credit Documents and which is designated by such Credit Party to Lender in writing as confidential, provided, Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or examination conducted by any Governmental Authority having or claiming to have jurisdiction over such Lender, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any Requirement of Law, (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any Note or the Commitment or any interest therein by Lender, (f) to other financial institutions with respect to which Lender has a contractual relationship in accordance with Lender’s regular banking procedures, provided, each such other financial institution agrees to be bound by the confidentiality provisions contained in this Section 9.7, (g) to any nationally recognized rating agency that requires access to information regarding Lender’s investment portfolio in connection with such rating agency’s issuance of ratings with respect to Lender, provided, Lender advises such rating agency of the confidential nature of such information, (h) as may be required or appropriate in protecting, preserving, exercising or enforcing any of its rights in, under or related to the Collateral or the Credit Documents and (i) as may be required or appropriate in consulting with any Person with respect to any of the foregoing matters.

9.8 Indemnification; Expenses. Credit Parties shall and hereby agree to jointly and severally indemnify, defend and hold harmless Lender and its directors, officers, agents, employees, counsel, advisors and Affiliates from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement or the transactions contemplated thereby; (ii) the administration by Lender of the credit facility under this Credit Agreement as a co-borrowing facility with a borrowing agent and funds administrator, (iii) any of the Related Transaction Documents or Related Transactions, (iv) the issuance of Letters of Credit; (v) the failure of Lender or any Underlying Issuer to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority; (vi) any actual or proposed use by any Credit Party of any Letter of Credit or the proceeds of any Loans; or (vii) Lender’s entering into this Credit Agreement, the other Credit Documents or any other agreements, instruments or documents relating thereto, including amounts paid in-settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing; and (b) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses that arise directly or indirectly from or in connection with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines. If and to the extent that the Obligations of any Credit Party hereunder are unenforceable for any reason, such Credit Party hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. Each Credit Party’s obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and Payment in Full, and are in addition to, and not in substitution of, any other of its Obligations. In addition, each Credit Party shall, upon demand, pay to Lender all Expenses, including, without limitation, costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other agreement, document or instrument now or hereafter executed and delivered in connection herewith, (ii) collecting the Loans and other Obligations, (iii) foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

9.9 Entire Agreement. This Credit Agreement and the other Credit Documents constitute the entire agreement among Credit Parties and Lender (in their respective capacities as such) and supersedes any prior agreements between them.

9.10 Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement or any Collateral Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and, in the case of amendments, each Credit Party), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.11 Non-liability of Lender. The relationship between each Credit Party and Lender shall be solely that of borrower or guarantor, as the case may be, and lender. Lender shall have no fiduciary responsibilities to any Credit Party. Lender undertakes no responsibility to any Credit Party to review or inform such Credit Party of any matter in connection with any phase of such Credit Party’s business or operations.

9.12 Counterparts. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Any such counterpart which may be delivered by facsimile, email or similar electronic transmission shall be deemed the equivalent of an originally signed counterpart and shall be fully admissible in any enforcement proceedings regarding this Credit Agreement.

9.13 Effectiveness; Successors and Assigns. This Credit Agreement shall become effective when it shall have been executed by each Credit Party and Lender and when the conditions precedent set forth in Article 4 have been satisfied or waived in writing by Lender in accordance with the terms of this Credit Agreement, and thereafter shall be binding upon and inure to the benefit of each Credit Party and Lender, and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender, and any assignment by Lender shall be governed by Section 9.6.

9.14 Severability. In case any provision in or obligation under this Credit Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.15 Headings Descriptive. The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

9.16 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, each Credit Party and Lender each hereby agrees that all agreements between them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the money loaned to any Credit Party and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Credit Parties. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of any Credit Party to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until Payment in Full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among Credit Parties and Lender.

9.17 Right of Setoff. In addition to and not in limitation of all rights of offset that Lender may have under applicable law, Lender shall, upon the occurrence and during the continuance of any Event of Default and whether or not Lender has made any demand or the Obligations are matured, Lender shall have the right to appropriate and apply to the payment of the Obligations all deposits (general or special, time or demand, provisional or final) then or thereafter held by or under the control of, and other Indebtedness or property then or thereafter owing by, Lender, including any and all amounts in any Depositary Account, the Hilco Account or the Disbursement Account.

9.18 Rights Cumulative. Each of the rights and remedies of Lender under the Credit Documents shall be in addition to all of its other rights and remedies under the Credit Documents and applicable law, and nothing in the Credit Documents shall be construed as limiting any such rights or remedies.

9.19 Patriot Act Notice. Lender, to the extent Lender is subject to the Patriot Act, hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow Lender to identify such Credit Party in accordance with the Patriot Act.

9.20 Joint and Several Liability of Borrowers.

(a) Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Credit Documents with respect to all Obligations, regardless of which of such Persons actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which any of the Borrowers account therefor or Lender accounts therefor in their respective books and records. Notwithstanding the foregoing, (i) the obligations and liabilities of the respective Borrowers with respect to proceeds of Loans which it receives or Letters of Credit issued for its account, and related fees, costs and expenses, and (ii) the obligations and liabilities of the respective Borrowers arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit issued for the account of, the other Borrower, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of the Borrowers. Neither the joint and several liability of, nor the Liens granted to Lender under the Collateral Documents by, any of the Borrowers shall be impaired or released by (A) the failure of Lender, any successors or assigns thereof, or any holder of any Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any Borrower or any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of Lender, or any other event or condition with respect to the other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such Borrower, or a guarantor or surety of or for any or all of the Obligations; and (E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Borrower.

9.21 Funds Administrator.

(a) Borrowers maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations. In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Credit Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, Borrowers have requested, and Lender has agreed that all Loans will be advanced to and for the account of Borrowers on a joint and several basis in accordance with the other provisions hereof. Each Borrower hereby acknowledges that it will be receiving direct and indirect benefits from each Loan made pursuant to this Credit Agreement.

(b) Each Borrower hereby designates, appoints, authorizes and empowers CGS as its borrowing agent and fund administrator to act as specified in this Credit Agreement and each of the other Credit Documents and hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Borrower hereby irrevocably authorizes and directs Funds Administrator to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower’s behalf:

(i) to submit on behalf of each Borrower, Borrowing Base Certificates, Notices of Borrowing, requests for issuance of Letters of Credit and all other notices to Lender in accordance with the provisions of this Credit Agreement and the other Credit Documents;

(ii) to receive on behalf of each Borrower the proceeds of Loans in accordance with the provisions of this Credit Agreement, such proceeds to be disbursed to or for the account of the applicable Borrower as soon as practicable after its receipt thereof; and

(iii) to submit on behalf of each Borrower Compliance Certificates and all other certificates, notices and other communications given or required to be given hereunder.

Funds Administrator hereby further is authorized and directed by each Borrower to take all such actions on behalf of such Borrower necessary to exercise the specific power granted in clauses (i) through (iii) above and to perform such other duties hereunder and under the Credit Documents, and deliver such agreements, documents, certificates and instruments as delegated to or required of Funds Administrator by the terms hereof or thereof.

(c) The administration by Lender of the credit facility under this Credit Agreement as a co-borrowing facility with a borrowing agent and funds administrator in the manner set forth herein is solely as an accommodation to Credit Parties and at their request and Lender shall not incur any liability to any Credit Party as a result thereof.

ARTICLE 10
GUARANTY

10.1 Guaranty. Each Guarantor jointly and severally hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each other Credit Party, including, without limitation, of each Borrower, now or hereafter existing under any Credit Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding with respect to any Borrower or any other Credit Party), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by Borrowers, the “Guaranteed Obligations”), and agrees to pay any and all Expenses) incurred by Lender in enforcing any rights under the guaranty set forth in this Article 10. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Borrower or any other Credit Party to Lender under any Credit Document, but for the fact that they are unenforceable or not allowable due to the existence of any Insolvency Proceeding involving Borrower or any other Credit Party. This guaranty is a guaranty of payment and not of collection.

10.2 Guaranty Absolute.Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of Lender with respect thereto. The obligations of each Guarantor under this Article 10 are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Credit Party or whether any Credit Party is joined in any such action or actions. The liability of each Guarantor under this Article 10 shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Credit Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or otherwise;

(c) any taking, exchange or release of, or non-perfection of a Lien on, any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Credit Party; or

(e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Lender that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety, other than the occurrence of all of the following: (i) the termination of the Commitment, (ii) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article 10, and (iii) the termination of Credit Agreement and the other Credit Documents in accordance with the respective terms and provisions hereof and thereof,.

This Article 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned to Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Credit Party or otherwise, all as though such payment had not been made.

10.3 Waiver.Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article 10 and any requirement that Lender exhaust any right or take any action against any other Credit Party, any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 10.3 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article 10, and acknowledges that this Article 10 is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

10.4 Continuing Guaranty. This Article 10 is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article 10 and the termination of this Credit Agreement, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of, and be enforceable by, Lender and its successor, pledgees, transferees and assigns.

10.5 Maximum Liability.The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate or other similar law, or in any Insolvency Proceeding, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable Requirements of Law. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of Lender hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

10.6 Subordination. Each of the Guarantors hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to such Guarantor or any amounts due with respect to the Indebtedness owing by any Borrower to such Guarantor or by any Guarantor to any other Guarantor is hereby subordinated to the prior indefeasible payment in full in cash of the Obligations. Each Guarantor hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, such Guarantor shall not demand, sue for or otherwise attempt to collect any Indebtedness of any Borrower or any other Guarantor owing to such Guarantor until the Obligations shall have been paid indefeasibly in full in cash. If, notwithstanding the foregoing sentence, such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for Lender, and such Guarantor shall deliver any such amounts to Lender for application to the Obligations.

10.7 Subrogation.No Guarantor shall exercise any rights that it may now have or hereafter acquire against any other Credit Party or any other guarantor or that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article 10, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Lender against any other Credit Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Credit Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall have been indefeasibly paid in full in cash and the Commitment has terminated; provided, that no Guarantor shall have any rights hereunder against any Credit Party or any of its Subsidiaries if all or any portion of the Guaranteed Obligations shall have been satisfied with proceeds from the exercise of remedies in respect of the Capital Securities of such Credit Party or Subsidiary pursuant to a Collateral Document. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article 10, whether matured or unmatured, in accordance with the terms of this Credit Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article 10 thereafter arising. If (i) any Guarantor shall make payment to Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article 10 shall be paid in full in cash and (iii) the Commitment has terminated, Lender will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, reasonably necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

- Remainder of Page Intentionally Blank; Signature Pages Follow -

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWERS:

20/20 TECHNOLOGIES, INC., a Delaware corporation

By:      ________________________________
Name: ________________________________
Title:  ________________________________

20/20 TECHNOLOGIES I, LLC, a Delaware
 limited liability company

By: 20/20 TECHNOLOGIES, INC., a
Delaware corporation
Its: Manager

By:     _____________________________
Name: _____________________________
Title:   _____________________________

CENTREPATH, INC., a Delaware corporation

By:     ________________________________
Name: ________________________________
Title:   ________________________________

FRONTRUNNER NETWORK SYSTEMS,
CORP., a Delaware corporation

By:      ________________________________
Name: ________________________________
Title:   ________________________________

Capital Growth Systems, Inc., et al
Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWERS (CONTINUED):

NEXVU TECHNOLOGIES, LLC, a Delaware
limited liability company

By: CAPITAL GROWTH SYSTEMS, INC., a
    Florida corporation
Its: Manager

By:     _____________________________
Name: _____________________________
Title:   _____________________________

GLOBAL CAPACITY GROUP, INC., a Texas corporation

By:      ________________________________
Name: ________________________________
Title:   ________________________________

GUARANTORS:

CAPITAL GROWTH SYSTEMS, INC., a Florida corporation

By:      ________________________________
Name: ________________________________
Title:   ________________________________

MAGENTA NETLOGIC LIMITED, a private
limited company organized under the laws of the
United Kingdom

By:      ________________________________
Name: ________________________________
Title:   ________________________________

Capital Growth Systems, Inc., et al
Credit Agreement

LENDER:

HILCO FINANCIAL, LLC, a Delaware limited
liability company

By:      ________________________________
Name: ________________________________
Title:   ________________________________

Capital Growth Systems, Inc., et al
Credit Agreement